                                3,000,000 SHARES


                                      [LOGO]

                                  COMMON STOCK
                                   ---------


    All of the 3,000,000 shares of Common Stock offered hereby are being sold by Digital River, Inc. ("Digital River" or the "Company"). Prior to this offering, there has been no public market for the Common Stock. For factors considered in determining the initial public offering price, see "Underwriting." The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "DRIV."


                                ----------------

          THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                PRICE            UNDERWRITING           PROCEEDS
                                                                 TO              DISCOUNTS AND             TO
                                                               PUBLIC           COMMISSIONS(1)         COMPANY(2)
Per Share..............................................         $8.50               $0.595               $7.905
Total (3)..............................................      $25,500,000          $1,785,000           $23,715,000


(1) See "Underwriting" for information relating to indemnification of the Underwriters.

(2) Before deducting expenses of the offering estimated at $700,000.


(3) The Company has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $29,325,000, $2,052,750 and $27,272,250, respectively. See "Underwriting."


                                ----------------


    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of BT Alex. Brown Incorporated, Baltimore, Maryland, on or about August 14, 1998.


BT ALEX. BROWN                                    BANCAMERICA ROBERTSON STEPHENS

                            BEAR, STEARNS & CO. INC.


                 THE DATE OF THIS PROSPECTUS IS AUGUST 11, 1998

              PICTORIAL FLOWCHART DEPICTING A PURCHASE OF SOFTWARE THROUGH THE COMPANY'S CENTRAL NETWORK SERVER
              ("CNS"), SHOWING THE TRANSACTION PROCESSING AND
              OTHER VALUE-ADDED SERVICES PROVIDED BY THE COMPANY.

                                [ILLUSTRATIONS]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK IN CONNECTION WITH THE OFFERING, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                                ----------------

    Digital River is a registered trademark of the Company. All other trademarks or service marks appearing in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS, INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS," WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

                                  THE COMPANY

    Digital River, Inc. ("Digital River" or the "Company") is a leading provider of comprehensive electronic commerce outsourcing solutions to software publishers and online retailers. The Company has developed a technology platform that allows it to provide a suite of electronic commerce services to its software publisher and online retailer clients, including electronic software delivery ("ESD"). The Company also provides data mining and merchandising services to assist clients in increasing Internet page view traffic to, and sales through, their Web stores. Rather than maintaining its own branded Web store that would compete with its clients, Digital River provides an outsourcing solution that allows its clients to promote their own brands while leveraging Digital River's investment in infrastructure and technology. As of June 30, 1998, the Company had contracts with 1,122 software publisher clients and 346 online retailer clients, including Corel Corporation, Cyberian Outpost, Inc., Lotus Development Corporation, Micro Warehouse, Inc., Network Associates, Inc. and Symantec Corporation, and maintained a database of more than 123,000 software products from its various software publisher clients, including more than 18,000 software titles and more than 105,000 digital images, such as photography and clip art, and type fonts. Through June 30, 1998, the Company had completed more than 172,000 transactions for more than 124,000 unique end-users.

    Digital River's proprietary commerce network server ("CNS") technology serves as the platform for the Company's solutions. The CNS incorporates custom software applications that enable ESD, Web store authoring, fraud prevention, export control, merchandising programs and online registration, and features a database of more than 123,000 software products. Using its CNS platform, the Company creates Web stores for its clients that replicate the look and feel of such clients' own Web sites. End-users can browse for products and make purchases online, and, once purchases are made, the Company delivers the products directly to the end-user, primarily through ESD. The Company also provides transaction processing services and collects and maintains critical information about end-users. This information can later be used by the Company's clients to facilitate add-on or upgrade sales and for other direct marketing purposes. The Company actively manages direct marketing campaigns for its clients, and also delivers purchase information and Web store traffic statistics to its clients on a regular basis.

    Digital River believes that the market for software sales online will continue to grow rapidly. Jupiter Communications, LLC, estimates that the market for software sold online will increase from an estimated $69 million in 1997 to an estimated $2.3 billion by 2002. The Internet is particularly well-suited for the distribution of most software because software products can be purchased and delivered quickly, conveniently and cost-effectively to an end-user's home or office computer through ESD. The Company believes that ESD is an effective means of delivery today for most software applications although delivery of software applications exceeding 10 megabytes can be impractical at slower modem speeds. The Company believes that as Internet bandwidth increases, ESD will become increasingly attractive even for large software titles. Accordingly, the Company believes that ESD will represent an increasing share of online software sales and will be critical to online retailers' success. Unlike established physical distribution channels for shrink-wrapped software, there is currently no established, comprehensive electronic distribution source for online retailers. The Company believes that the distribution of software products through

ESD is complex and requires up-front and ongoing investments in secure, reliable and scaleable systems. Accordingly, the Company believes that a substantial market opportunity exists for a comprehensive, cost-effective, outsourced electronic commerce solution that provides software publishers and online retailers with access to a critical mass of software products and a robust distribution and transaction network.

    The Company provides a number of advantages to software publishers, online retailers and end-users. By entering into a relationship with the Company, software publishers can avoid the up-front and ongoing cost and complexity of operating an electronic commerce infrastructure, offer a full library of their software products, avoid shipping and packaging costs, and offer software products through their own Web store or the Company's network of online retailer clients. The Company also provides software publishers with valuable end-user information and data mining capabilities that can facilitate targeted marketing, upgrade notification and sophisticated merchandising. Digital River offers online retailers the ability to access the software products of most of the Company's software publisher clients without having to negotiate agreements and arrange the relationship with individual software publishers and without the cost and risk associated with carrying inventory. End-users who purchase products over the Company's network benefit from value-added services including credit card security and upgrade notifications, as well as the protection of the Company's archiving service through which the Company guarantees replacement of software products in the event of accidental loss or damage.


    Digital River was incorporated in Minnesota in February 1994 and reincorporated into Delaware in December 1997. Unless the context requires otherwise, references in this Prospectus to "Digital River" and the "Company" refer to Digital River, Inc. a Delaware corporation and its subsidiaries. The Company's executive offices are located at 9625 West 76th Street, Eden Prairie, Minnesota 55344, and its telephone number is (612) 253-1234.

                                  THE OFFERING


Common Stock offered by the Company..........  3,000,000 shares
Common Stock to be outstanding after the       16,734,047 shares (1)
offering.....................................
Use of proceeds..............................  For general corporate purposes, including continued investment in product development,
                                               expansion of sales and marketing activities
                                               and working capital.
Nasdaq National Market symbol................  DRIV


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                                                    SIX MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                 -------------------------------  --------------------
                                                                   1995       1996       1997       1997       1998
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Sales........................................................  $  --      $     111  $   2,472  $     461  $   5,746
  Gross profit.................................................     --             16        420         82        955
  Loss from operations.........................................       (165)      (697)    (3,538)    (1,195)    (5,502)
  Net loss.....................................................       (143)      (689)    (3,485)    (1,176)    (5,352)

  Basic and diluted net loss per share (2).....................  $   (0.03) $   (0.13) $   (0.46) $   (0.18) $   (0.47)
  Shares used in per share computation (2).....................      5,333      5,333      7,514      6,438     11,279


                                                                                              JUNE 30, 1998
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(3)
                                                                                        ----------  --------------
                                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................................  $    4,755   $     27,770
  Short-term investments..............................................................       4,934          4,934
  Working capital.....................................................................       7,852         30,867
  Total assets........................................................................      12,697         35,712
  Accumulated deficit.................................................................      (9,677)        (9,677)
  Total stockholders' equity..........................................................      10,283         33,298


--------------------------


(1) Based on shares outstanding as of August 6, 1998. Excludes (i) 2,291,755 shares of Common Stock issuable upon exercise of options outstanding as of August 6, 1998 at a weighted average exercise price of $4.31 per share, (ii) 803,008 shares of Common Stock issuable upon exercise of warrants outstanding as of August 6, 1998 at a weighted average exercise price of $2.52 per share, and (iii) 530,853 shares reserved for future grants under the Company's stock option plan. See "Management--Employee Benefit Plans" and Notes 3 and 4 of Notes to Consolidated Financial Statements.


(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method employed to determine the number of shares used to compute per share amounts.


(3) Adjusted to reflect the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an initial public offering price of $8.50 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."



    EXCEPT AS OTHERWISE SPECIFIED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVERALLOTMENT OPTION, (II) REFLECTS A 2 FOR 3 REVERSE SPLIT OF THE COMPANY'S COMMON STOCK EFFECTED AS OF THE DATE OF THIS PROSPECTUS AND (III) REFLECTS THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF SERIES A PREFERRED STOCK INTO COMMON STOCK UPON THE COMPLETION OF THIS OFFERING.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS, INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH BELOW, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

    LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES. The Company was incorporated in February 1994 and was considered a development stage company through August 1996. The Company conducted its first online sale through a client's Web store in August 1996 and is still in the early stages of development. Accordingly, the Company has a limited operating history upon which investors may evaluate its business and prospects. Since inception, the Company has incurred significant losses, and as of June 30, 1998, had an accumulated deficit of approximately $9.7 million. The Company intends to expend significant financial and management resources on the development of additional services, sales and marketing, technology and operations to support larger-scale operations and greater service offerings. As a result, the Company expects to incur additional losses and continued negative cash flow from operations for the foreseeable future, and such losses are anticipated to increase significantly from current levels. There can be no assurance that the Company's sales will increase or even continue at their current level or that the Company will achieve or maintain profitability or generate cash from operations in future periods. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. To address these risks, the Company must, among other things, maintain existing and develop new relationships with software publishers and online retailers, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's current and future expense levels are based largely on its planned operations and estimates of future sales. Sales and operating results generally depend on the volume and timing of orders received, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in sales would have an immediate adverse effect on the Company's business, financial condition and results of operations. In view of the rapidly evolving nature of the Company's business and its limited operating history, the Company is unable to accurately forecast its sales and believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

    POTENTIAL FLUCTUATIONS IN OPERATING RESULTS. The Company's quarterly and annual operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside the Company's control. Factors that will influence the Company's operating results include: (i) the Company's ability to retain existing software publishers and online retailers as clients, to attract new software publishers and online retailers as clients at a steady rate and to maintain software publisher, online retailer and end-user satisfaction; (ii) the announcement or introduction of new Web sites, Web stores, services and products by the Company and its competitors; (iii) price competition and margin erosion; (iv) the level of use of the Internet and consumer acceptance of the Internet for the purchase of consumer products such as those offered by the Company; (v) the Company's ability to upgrade and develop its systems and infrastructure, in particular its CNS; (vi) the termination of any strategic accounts such as Corel Corporation, from which the Company derives a significant portion of its sales; (vii) technical difficulties or system downtime; (viii) the Company's ability to attract new personnel in a timely and effective manner;
(ix) the mix of sales generated through software publisher client Web stores compared to online retailer Web stores; (x) the failure of Internet bandwidth to increase over time and/or an increase in the cost to end-users of obtaining or utilizing Internet bandwidth; (xi) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure; (xii) certain U.S. and foreign government regulations; and
(xiii) the failure of the Internet to continue to develop as a viable commercial marketplace. The Company also may, as inducement to obtain certain strategic contracts, offer certain economic terms to software publishers and online retailers which will reduce its gross margins. As a result, the Company believes that it will continue to incur operating losses in the future. Due to the foregoing factors, the Company's annual or quarterly operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CLIENT CONCENTRATION; LENGTHY SALES CYCLE. Sales initiated through the Web stores of three software publisher clients collectively accounted for approximately 29% and 34% of the Company's sales in 1997 and the six months ended June 30, 1998, respectively. The Company expects that a small percentage of clients will continue to account for a substantial portion of the Company's sales for the foreseeable future. Contracts with these clients are generally short term in nature. In the event that any one of these contracts is not renewed or is otherwise terminated, the Company's business, financial condition and results of operations could be materially adversely affected.

    The Company markets its services directly to software publishers and online retailers. The Company's Strategic Sales Group focuses on larger software publishers and online retailers with significant online revenue potential. These sales are typically complex in nature and involve a lengthy sales cycle. Due to operating procedures in many large organizations, an extended time period may elapse after key decision makers have selected the Company's electronic commerce outsourcing solutions and before a contract with the Company can be signed. As a result, the period between the initial sales call until a contract with a software publisher or online retailer with significant sales potential is consummated typically ranges from six to twelve months, and can be longer. Therefore, the timing of sales from these software publisher and online retailer clients is difficult to predict. Delays in signing contracts with significant software publisher or online retailer clients could have a material adverse effect on the Company's business, financial condition and results of operations.

    RISKS ASSOCIATED WITH ESD; MARKET ACCEPTANCE OF ESD. The Company's success will depend in large part on end-user acceptance of ESD as a method of distributing software. ESD is a relatively new method of distributing software products and the growth and market acceptance of ESD is highly uncertain and subject to a number of risks. Factors that will influence market acceptance of ESD include: the availability of sufficient network bandwidth to enable purchasers to rapidly download software, the impact of time-based Internet access fees, the number of software products that are available for purchase through ESD as compared to those available through physical delivery, the level of end-user comfort with the process of downloading software via the Internet and the relative ease of such process and concerns about transaction security. If ESD does not achieve widespread market acceptance, the Company's business, financial condition and results of operations would be materially adversely affected. Even if ESD achieves widespread acceptance, there can be no assurance that the Company will overcome the substantial existing and future technical challenges associated with electronically delivering software reliably and consistently on a long-term basis. The failure by the Company to do so would materially and adversely affect the Company's business, financial condition and results of operations.

    DEPENDENCE ON THE INTERNET, GROWTH IN ELECTRONIC COMMERCE AND INTERNET INFRASTRUCTURE DEVELOPMENT. Sales of software products using the Internet do not currently represent a significant portion of overall software sales. The Company's future sales and any future profits are substantially dependent upon the widespread acceptance and use of the Internet as an effective medium of commerce by end-users. Rapid growth in the use of and interest in the Internet and other online services is a recent development and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce. The Company relies on end-users who have historically used traditional means of commerce to purchase software products. For the Company to be successful, these end-users must accept and utilize new ways of conducting business and exchanging information.

    In addition, the Internet may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet continues to experience significant growth in the number of users, their frequency of use or an increase in their bandwidth resources, there can be no assurance that the infrastructure for the Internet will be able to support the demands placed upon them. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of communications services to support the Internet also could result in slower response times and adversely affect usage of the Internet. If use of the Internet does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet does not effectively support growth that may occur, or if the Internet does not become a viable commercial marketplace, the Company's business, financial condition and results of operations would be materially adversely affected.

    DEPENDENCE ON SOFTWARE PUBLISHERS. The Company is entirely dependent upon the software publishers that supply it with software, and the availability of such software is unpredictable. The Company's contracts with its software publisher clients are generally one year in duration, with an automatic renewal provision for additional one-year periods, unless the Company is provided with a written notice at least 90 days prior to the termination of the contract. As is common in the industry, the Company has no long-term or exclusive contracts or arrangements with any software publisher that guarantees the availability of software products. There can be no assurance that the software publishers that currently supply software to the Company will continue to do so or that the Company will be able to establish new relationships with software publishers. If the Company is unable to develop and maintain satisfactory relationships with software publishers on acceptable commercial terms, if the Company is unable to obtain sufficient quantities of software, if the quality of service provided by such software publishers falls below a satisfactory standard or if the Company's level of returns exceeds its clients' expectations, the Company's business, financial condition and results of operations could be materially adversely affected.

    DEPENDENCE ON ONLINE RETAILERS. The Company's strategy is dependent upon increasing its sales of software products through online retailers. The Company has historically generated substantially all of its sales from the sale of software to end-users that were initiated through its software publisher clients' Web stores. In 1997 and the six months ended June 30, 1998, less than 6% of the Company's sales were generated through online retailer clients' Web stores. While the Company plans to increase its sales and marketing efforts over time in an effort to generate increased sales from online retailer clients, there can be no assurance that the Company will be successful in entering into contractual relationships with additional online retailers or that its current contractual relationships will be renewed. The Company's failure to enter into contractual relationships with major online retailers or a substantial number of smaller online retailers or the failure to renew its existing online retailer contracts could have a material adverse impact upon the Company's business, financial condition and results of operations.

    RISK OF CAPACITY CONSTRAINTS; LIMITED REDUNDANT SYSTEMS; SYSTEM DEVELOPMENT RISKS. The Company provides commerce, marketing and delivery services to software publishers, retailers and end-users through its CNS transaction-processing and client management systems, including electronic inventory of products and consumer marketing information. The satisfactory performance, reliability and availability of the CNS and the underlying network infrastructure are critical to the Company's operating results, as well as to its reputation and its ability to attract and retain clients and maintain adequate customer service levels. The Company's systems and operations are vulnerable to damage or interruption from fire, flood, other natural disasters, power loss, telecommunications failure, break-ins and similar events. The Company presently has limited redundant systems, no back-up facilities and carries limited business interruption insurance to compensate it for losses that may occur. Despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill end-user orders. Any systems interruptions that result in reduced order fulfillment performance would reduce the online volume of goods sold and the attractiveness of the Company's product and service offerings to software publishers, retailers and end-users, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company has experienced periodic interruptions, affecting all or a portion of its systems, which it believes will continue to occur from time to time. The Company periodically enhances and expands its technology and transaction-processing systems, and network infrastructure and other technologies to accommodate increases in the volume of traffic on the CNS. There can be no assurance that the Company will be successful in its efforts to improve and increase the capacity of its network infrastructure, or that the Company will be able to accurately project the rate or timing of increases, if any, in the use of its CNS or expand and upgrade its systems and infrastructure in a timely manner to accommodate such increases. The Company's inability to add software and hardware or to develop and upgrade further its existing technology, transaction-processing systems or network infrastructure to accommodate increased traffic on its CNS may cause unanticipated system disruptions, slower response times, degradation in levels of customer service and impaired quality and speed of order fulfillment, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that additional network capacity will be available from third-party suppliers when it is needed by the Company. There can be no assurance that the Company's or its suppliers' network will be able to achieve or maintain in a timely manner a sufficiently high capacity of data transmission, especially if demands on the CNS increase. The Company's failure to achieve or maintain high capacity data transmission could significantly reduce demand for its services, which would have a material adverse effect on its business, financial condition and results of operations.

    ELECTRONIC COMMERCE SECURITY RISKS. The secure transmission of confidential information over public networks is critical to the acceptance of electronic commerce. The Company relies on certain encryption and authentication technology licensed from third parties to provide secure transmission of confidential information, such as end-user credit card numbers. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect end-user transaction data. If any such compromise were to occur, it could have a material adverse effect on the Company's business, financial condition and results of operations. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause disruptions in the Company's operations. The Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet generally, and electronic commerce in particular. To the extent that activities of the Company involve the storage and transmission of proprietary information, such as credit card numbers and end-user profile information, security breaches could damage the Company's reputation and expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that the Company's security measures will prevent security breaches or that a failure to prevent such security breaches will not have a material adverse effect on the Company's business, financial condition and results of operations.

    COMPETITION. The electronic commerce market is new, rapidly evolving and intensely competitive, and the Company expects competition to intensify in the future, particularly in the area of electronic sale and distribution of software products. The Company currently competes directly with other providers of electronic commerce solutions, including CyberSource Corporation, Preview Software Corporation, Release Software Corporation and TechWave, Inc. The Company also competes indirectly with software companies that offer tools and services for electronic commerce, including companies that provide a broad range of Internet and server solutions such as Microsoft Corporation and Netscape Communications Corporation, as well as a large number of companies that provide tools and services enabling one or more of the transaction processing functions of electronic commerce, such as transaction control, data security, customer interaction and database marketing. In addition to direct competition with other transaction processing providers and enablers and indirect competition with other providers of electronic commerce software and systems, the Company also competes with companies that sell and distribute software products via the Internet, including online retailers such as CNET, Inc., Ingram Micro Inc. and software.net Corporation, as well as companies such as AltaVista (a subsidiary of Digital Equipment Corporation), America Online, Inc., Excite, Inc., Infoseek Corporation, Lycos, Inc. and Yahoo! Inc., which specialize in electronic commerce or derive a substantial portion of their revenues from electronic commerce and may themselves offer, or provide means for others to offer, software products.

    The Company believes that the principal competitive factors in its market are breadth of product offerings, software publisher and online retailer relationships, brand recognition, system capacity, reliability, price, selection, speed and accessibility, customer service, quality of site content, convenience and speed of fulfillment. There can be no assurance that the online retailers and the other companies listed above will not compete directly with the Company by adopting a similar business model. Moreover, while certain of these companies are also clients or potential clients of the Company, they may compete with the Company's electronic commerce outsourcing solution to the extent that they develop electronic commerce systems or acquire such systems from other software vendors or service providers.

    Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors as the use of the Internet and other online services increases. In addition, new technologies and the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of Internet Web sites may direct end-users to online retailers that compete with the Company, which would increase competitive pressures on the Company. Increased competition may result in reduced operating margins, as well as a loss of market share. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and any inability to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

    RAPID TECHNOLOGICAL CHANGE. To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of the CNS and the underlying network infrastructure. The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user and client requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing CNS technology and systems obsolete. The Company's success will depend, in part, on its ability to both license and internally develop leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its clients, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of the CNS technology and other proprietary technology entails significant technical and business risks. There can be no assurance that the Company will successfully use new technologies effectively or adapt its proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions, client requirements or emerging industry standards, its business, financial condition and results of operations could be materially adversely affected.

    MANAGEMENT OF POTENTIAL GROWTH; NEW MANAGEMENT TEAM; LIMITED EXECUTIVE OFFICER RESOURCES. The Company has rapidly and significantly expanded its operations and anticipates that further significant expansion will be required to address potential growth in its client base and market opportunities. From January 1, 1997 to June 30, 1998, the Company has increased its number of employees from 11 to 76. This expansion has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. The majority of the Company's existing senior management personnel joined the Company within the last 14 months, including the President, who joined the Company in July 1998, the Vice President of Marketing, who joined the Company in August 1998 and the Chief Financial Officer, who joined the Company in April 1998. Joel A. Ronning, the Company's Chief Executive Officer also serves as the Chairman of the Board of Tech Squared, Inc. ("Tech Squared"), a principal stockholder of the Company. The Company's new employees include a number of key managerial, technical and operations personnel who have not yet been fully integrated into the Company, and the Company expects to add additional key personnel in the near future, including direct sales and marketing personnel. To manage the expected growth of its operations and personnel, the Company will be required to improve existing and implement new operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage its employees. There can be no assurance that the Company will install such management information and control systems in an efficient and timely manner, or that the Company's current or planned personnel, systems, procedures and controls will be adequate to support the Company's future operations. In addition, there can be no assurance that management will be able to hire, train, retain, motivate and manage required personnel or that the Company's management will be able to successfully identify, manage and exploit existing and potential market opportunities. If the Company is unable to manage growth effectively, its business, financial condition and results of operations would be materially adversely affected.

    DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL. The Company's performance is substantially dependent on the continued services and on the performance of its senior management, particularly Joel A. Ronning, the Company's Chief Executive Officer and Kelly J. Wical, the Company's Chief Technology Officer. The Company's performance also depends on its ability to retain and motivate its other executive officers and key employees. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has long-term employment agreements only with Mr. Ronning and Perry W. Steiner, the Company's President. See "Management--Employment Agreements." Also, the Company only maintains a "key person" life insurance policy on Mr. Ronning. The Company's future success also depends on its ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, operations, merchandising, sales and marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to retain and attract the necessary technical, managerial, merchandising, sales and marketing and customer service personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

    INTELLECTUAL PROPERTY. The Company regards trademarks, copyrights, trade secrets and other intellectual property as critical to its success, and relies on trademark, trade secret protection and confidentiality and/or license agreements with its employees, clients, partners and others to protect its proprietary rights. The Company's policy is to seek to protect its proprietary position by, among other methods, filing United States and foreign patent applications related to its proprietary technology, inventions and improvements that are important to the development of its business. Proprietary rights relating to the Company's technologies will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. While the Company currently has twelve patent applications pending in the United States, none have yet been issued and there can be no assurance that any pending patent applications now or hereafter filed by, or licensed to, the Company will result in patents being issued. The Company has filed certain petitions to correct certain fee deficiencies for its pending patent applications and there can be no assurance that such petitions can be granted or that the Company will elect to pursue these applications. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. The patent position of high technology companies involves complex legal and factual questions and, therefore, their validity and enforceability cannot be predicted with certainty. There can be no assurance that any of the Company's patent applications, if issued, will not be challenged, invalidated, held unenforceable or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company against competitors with similar technology. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company. The Company has one registered trademark for "Digital River." Effective trademark and trade secret protection may not be available in every country in which the Company's products and services are made available online. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's trade secrets, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that others will not independently develop substantially equivalent intellectual property. A failure by the Company to protect its intellectual property in a meaningful manner could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and technical resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, there can be no assurance that other parties will not assert infringement claims against the Company. From time to time, the Company may receive notice of claims of infringement of other parties' proprietary rights. There can be no assurance that such claims will not be asserted or prosecuted against the Company in the future or that any past or future assertions or prosecutions will not materially adversely affect the Company's business, financial condition and results of operations. The defense of any such claims, whether such claims are with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require the Company to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all. In the event of a successful claim of infringement against the Company and the failure or inability of the Company to develop non-infringing technology or license the infringed or similar technology on a timely basis, the Company's business, financial condition and results of operations could be materially adversely affected.

    LIABILITY FOR SOFTWARE PRODUCTS CONTENT. Claims may be made against the Company for negligence, copyright or trademark infringement or other theories based on the nature and content of software products that are delivered electronically and subsequently distributed to others. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify the Company for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

    FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company requires substantial working capital to fund its business. The Company has experienced negative cash flow from operations since inception and expects to continue to experience significant negative cash flow from operations for the foreseeable future. The Company expects to use the net proceeds of this offering primarily to fund continued operations, to expand sales and marketing activities and for the continued investment in product development. The Company believes that such proceeds, together with its existing capital resources, will be sufficient to meet the Company's capital requirements for at least the next twenty-four months. However, the Company's capital requirements depend on several factors, including the rate of market acceptance, the ability to expand the Company's client base, the level of expansion of sales and marketing and other factors. If capital requirements vary materially from those currently planned, the Company may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company or at all. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance its services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on the Company's business, financial condition or operating results.


    GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. The Company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, export control laws and laws or regulations directly applicable to electronic commerce. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of certain additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have an adverse effect on the Company's business, financial condition and results of operations.

    Applicability to the Internet of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, export or import matters, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to such laws intended to address these issues, including some recently proposed changes, could create uncertainty in the Internet marketplace which could reduce demand for the services of the Company or increase the cost of doing business as a result of costs of litigation or increased service delivery costs, or could in some other manner have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, as the Company's services are available over the Internet in multiple states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state or foreign country. The Company is qualified to do business only in Minnesota, Iowa and Washington, and failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties for the failure to qualify and could result in the inability of the Company to enforce contracts in such jurisdictions. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other electronic services could have a material adverse effect on the Company's business, financial condition and results of operations.

    RISK OF INTERNATIONAL SALES. Although the Company sells software products to end-users outside the United States, there can be no assurance that the Company will be able to expand its international presence. Conducting business outside of the United States is subject to certain risks, including changes in regulatory requirements and tariffs, reduced protection of intellectual property rights, difficulties in distribution, the burden of complying with a variety of foreign laws and political or economic constraints on international trade or instability. In addition, the export of certain software from the United States is subject to export restrictions as a result of the encryption technology in such software and may give rise to liability to the extent the Company violates such restrictions. There can be no assurance that the Company will be able to successfully market, sell and distribute its products in local markets or that one or more of such factors will not have a material adverse effect on the Company's future international operations, and consequently, on the Company's business, financial condition and results of operations.

    SALES AND OTHER TAXES. The Company does not currently collect sales, use or other similar taxes with respect to ESD or shipments of software products into states other than Minnesota. However, one or more local, state or foreign jurisdictions may seek to impose sales or use tax collection obligations on out of state companies, such as the Company, which engage in electronic commerce. In addition, any new operation in states outside Minnesota could subject shipments into such states to state sales or use taxes under current or future laws. A successful assertion by one or more states or any foreign country that the Company should collect sales, use or other taxes on the sale of merchandise could have a material adverse effect on the Company's business, financial condition and results of operations.


    CONTROL BY EXISTING STOCKHOLDERS. Upon completion of this offering, the Company's executive officers, directors and principal stockholders and their respective affiliates will beneficially own in the aggregate approximately 8,758,944, or 49.37% of the outstanding shares of Common Stock (48.15% if the Underwriters' overallotment option is exercised in full). As a result, such persons may have the ability to effectively control the Company and direct its affairs and business, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company, and making certain transactions more difficult or impossible absent the support of such stockholders, including proxy contests, mergers involving the Company, tender offers, open-market purchase programs or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then prevailing market price for shares of Common Stock.


    ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this offering there has been no public market for the Company's Common Stock, and there can be no assurance that an active market will develop or be maintained. The initial public offering price was negotiated between the Company and the Representatives of the Underwriters and may not be indicative of future market prices. The trading price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new products or services by the Company or its competitors, changes in financial estimates by securities analysts, conditions or trends in the Internet and online commerce industries, changes in the economic performance and/or market valuations of other Internet, online service or retail companies, announcements by the Company of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, sales of Common Stock and other events or factors, many of which are beyond the Company's control. In addition, the stock market in general, and the Nasdaq National Market and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price earnings ratios will be sustained. These broad market and industry factors may materially and adversely affect the market price of the Common Stock, regardless of the Company's actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, financial condition and results of operations.


    SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Sales of significant amounts of Common Stock in the public market after this offering or the perception that such sales will occur could materially and adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Upon the completion of this offering, the Company will have outstanding 16,734,047 shares of Common Stock, based on the number of shares of Common Stock outstanding as of August 6, 1998, assuming (i) the issuance by the Company of shares of Common Stock offered hereby, (ii) the automatic conversion of all outstanding shares of Series A Preferred Stock into Common Stock upon the completion of this offering, (iii) no exercise of options, warrants or other obligations to issue shares after August 6, 1998 and (iv) no exercise of the Underwriters' over-allotment option to purchase 450,000 shares of Common Stock, except as otherwise noted. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act. The remaining 13,734,047 shares of Common Stock held by existing stockholders are restricted securities in that they may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act or Rules 144, 144(k) or 701 or Regulation S as promulgated under the Securities Act. Holders, including all officers and directors, of 12,466,456 shares of the Company's Common Stock and an additional 1,282,675 shares issuable upon exercise of warrants and vested options have agreed with the representatives of the Underwriters, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from the Company), or to enter into any swap or similar arrangement that transfers, in whole or in part, the economic risks of ownership of the Common Stock, without the prior written consent of BT Alex. Brown Incorporated for a period of 180 days after the date of the Prospectus (the "Lock-Up Agreements"). As a result of such contractual restrictions and the provisions of Rule 144 and 701 or Regulation S, additional shares will be available for sale in the public market, subject to presentation of evidence satisfactory to the Company, including an opinion of counsel acceptable to the Company, that such sales may be made without registration pursuant to the Securities Act as follows: (i) 693,454 shares of Common Stock currently outstanding will be available for sale into the public market following the effectiveness of this Registration Statement (ii) 146,666 shares of Common Stock currently outstanding and 19,342 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale 90 days after the date of this Prospectus, (iii) 8,415,048 restricted securities will be eligible for sale 180 days after the date of this Prospectus and (iv) the remainder of the restricted securities will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods. After this offering, the holders of approximately 8,081,506 shares of Common Stock and options and warrants to purchase 1,034,416 shares of Common Stock will be entitled to certain demand and piggyback registration rights with respect to registration of such shares under the Securities Act. If such holders, by exercising their demand or piggyback registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were to include in a Company initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. In addition, after the date of this Prospectus, the Company intends to file a Form S-8 registration statement under the Securities Act to register all shares of Common Stock issuable under the Company's 1998 Stock Plan. Such registration statement is expected to become effective not earlier than 180 days after the effective date of this offering. Shares covered by such registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates.


    ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS. Upon completion of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue Preferred Stock, any such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company and may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may affect adversely the market price of and the voting and other rights of the holders of the Common Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of the Company. The Company's Amended and Restated Certificate of Incorporation ("Restated Certificate of Incorporation") also provides for staggered three-year terms for the members of the Board of Directors. The Company's Restated Certificate of Incorporation and Bylaws also require that, effective upon the closing of this offering, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Company. These provisions, and other provisions of the Restated Certificate of Incorporation, the Company's Bylaws and Delaware corporate law, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

    NO SPECIFIC PLAN FOR SIGNIFICANT PORTION OF PROCEEDS. The Company currently has no specific plans for a significant portion of the net proceeds of the offering. As a consequence, the Company's management will have the discretion to allocate this portion of the net proceeds of this offering to uses that the stockholders may not deem desirable, and there can be no assurance that these proceeds can or will be invested to yield a significant return. Substantially all of the proceeds of the offering will be invested in short-term, interest-bearing, investment grade securities for an indefinite period of time.


    DILUTION; ABSENCE OF DIVIDENDS. The initial public offering price is substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering will incur immediate, substantial dilution of $6.52 per share in the pro forma net tangible book value of Common Stock. Additional dilution will occur upon the exercise of outstanding options and warrants. The Company has never declared or paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. The Company's loan and security agreement and capital equipment leases prohibit the payment of dividends without the consent of the respective lenders.


    YEAR 2000 COMPLIANCE. The Company uses a significant number of computer software programs and operating systems in its internal operations. The use of computer programs that rely on two-digit date programs to perform computations and decision-making functions may cause computer systems to malfunction in the year 2000 and lead to significant business delays and disruptions. While the Company believes that the software applications that it uses or has developed are year 2000 compliant, to the extent that any of these software applications contain source code that is unable to appropriately interpret the upcoming calendar year 2000, some level of modification or possible replacement of such source code or applications will be necessary. The Company has analyzed the software applications that it uses or has developed and, as a result, the Company at this time does not anticipate any significant expense in ensuring that they are year 2000 compliant. However, until the year 2000 arrives, the Company cannot be absolutely certain that its analysis is correct. The Company is currently unable to predict the extent to which the year 2000 issue will affect its clients or suppliers, or the extent to which it would be vulnerable to any failure by the clients or suppliers to remediate any year 2000 issues on a timely basis. The failure of a client or a major supplier subject to the year 2000 to convert its systems on a timely basis or a conversion that is incompatible with the Company's systems could have a material adverse effect on the Company's business, financial condition and results of operations. In addition the Company's business, financial condition and results of operations may be materially adversely affected to the extent its end-users are unable to use their credit cards due to the year 2000 issues that are not rectified by their credit card vendors.

                                USE OF PROCEEDS


    The net proceeds from the sale of the 3,000,000 shares of Common Stock offered hereby, at an initial public offering price of $8.50 per share, are estimated to be approximately $23,015,000 ($26,572,250 if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds for general corporate purposes, including continued investment in product development, expansion of sales and marketing activities and working capital. The amounts and timing of the Company's actual expenditures will depend upon numerous factors, including the status of the Company's product development efforts, marketing and sales activities, the amount of cash generated by the Company's operations and competition. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities. See "Risk Factors--No Specific Plans for Significant Portion of Proceeds."


                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock. The Company intends to retain any future earnings to support operations and to finance the growth and development of the Company's business and does not anticipate paying cash dividends for the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of June 30, 1998 (i) on an actual basis and (ii) as adjusted to reflect the automatic conversion of all outstanding shares of Series A Preferred Stock into Common Stock upon the completion of this offering and the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an initial public offering price of $8.50 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company and the application of the estimated net proceeds therefrom. See "Use of Proceeds."



                                                                                                JUNE 30, 1998
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
Stockholders' equity (1):
  Preferred Stock; $0.01 par value; 1,500,000 shares authorized, 1,500,000 shares of
    Series A Preferred Stock issued and outstanding, actual; 5,000,000 shares authorized,
    no shares issued and outstanding, as adjusted.........................................  $      15   $      --
  Common Stock; $0.01 par value; 66,666,667 shares authorized, 12,713,715 shares issued and outstanding, actual; 45,000,000 shares authorized, 16,713,715 shares issued and
    outstanding, as adjusted..............................................................        127         167
  Additional paid-in-capital..............................................................     21,728      44,718
  Deferred compensation...................................................................     (1,910)     (1,910)
  Accumulated deficit.....................................................................     (9,677)     (9,677)
                                                                                            ---------  -----------
    Total stockholders' equity............................................................     10,283      33,298
                                                                                            ---------  -----------
      Total capitalization................................................................  $  10,283   $  33,298
                                                                                            ---------  -----------
                                                                                            ---------  -----------


------------------------

(1) Excludes (i) 1,532,087 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1998, at a weighted average exercise price of $2.16 per share, (ii) 803,008 shares of Common Stock issuable upon exercise of warrants outstanding as of June 30, 1998, at a weighted average exercise price of $2.52 per share, and (iii) 801,246 shares reserved for future grants under the Company's stock option plan. See "Management--Employee Benefit Plans" and Notes 3 and 4 of Notes to Consolidated Financial Statements.

                                    DILUTION

    The pro forma net tangible book value of the Company at June 30, 1998 was $10,120,237 or $0.74 per share after giving effect to the conversion of outstanding Series A Preferred Stock into 1,000,000 shares of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's stockholders' equity less intangible assets divided by the total number of shares of Common Stock outstanding on a pro forma basis for the period immediately prior to this offering.


    Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of the offering. After giving effect to the sale by the Company of the 3,000,000 shares of Common Stock offered hereby at an initial public offering price of $8.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the Company as of June 30, 1998 would have been $33,135,237, or $1.98 per share. This represents an immediate increase in pro forma net tangible book value of $1.24 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $6.52 per share to new investors purchasing shares at the initial public offering price. The following table illustrates this per share dilution:



Initial public offering price per share.....................................             $    8.50
                                                                                         ---------
  Pro forma net tangible book value per share at June 30, 1998..............  $    0.74
  Increase per share attributable to new investors..........................       1.24
                                                                              ---------
Pro forma net tangible book value per share after the offering..............                  1.98
                                                                                         ---------
Net tangible book value dilution per share to new investors.................             $    6.52
                                                                                         ---------
                                                                                         ---------



    The following table sets forth on a pro forma basis as of June 30, 1998 after giving effect to the automatic conversion of all outstanding shares of Series A Preferred Stock into Common Stock upon the closing of this offering, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors at an initial public offering price of $8.50 per share for shares purchased in this offering, before deducting underwriting discounts and commissions and estimated offering expenses:



                                                    SHARES PURCHASED        TOTAL CONSIDERATION
                                                ------------------------  ------------------------  AVERAGE PRICE
                                                   NUMBER       PERCENT      AMOUNT       PERCENT     PER SHARE
                                                -------------  ---------  -------------  ---------  -------------
Existing stockholders.........................     13,713,715        82%  $  20,520,651        45%    $    1.50
New investors.................................      3,000,000        18%     25,500,000        55%         8.50
                                                -------------  ---------  -------------  ---------
  Total.......................................     16,713,715     100.0%  $  46,020,651     100.0%
                                                -------------  ---------  -------------  ---------
                                                -------------  ---------  -------------  ---------


    The foregoing tables assume no exercise of outstanding stock options or warrants and as of June 30, 1998, excludes (i) options to purchase 1,532,087 shares of Common Stock at a weighted average exercise price of $2.16 per share,
(ii) warrants to purchase 803,008 shares of Common Stock at a weighted average exercise price of $2.52 per share and (iii) 801,246 shares reserved for future grants under the Company's stock option plan. To the extent that outstanding options or warrants are exercised, there will be further dilution to new investors. See "Management--Employee Benefit Plans" and Notes 3 and 4 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein. The statement of operations data for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data as of December 31, 1996 and 1997 have been derived from the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The statement of operations data for the period from inception to December 31, 1994 and the balance sheet data as of December 31, 1994 and 1995 are derived from audited Financial Statements not included in this Prospectus and contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The statement of operations data for the six months ended June 30, 1997 and 1998 and the balance sheet data as of June 30, 1998 are derived from the Company's unaudited Consolidated Financial Statements also included elsewhere in this Prospectus. Such unaudited statements have been prepared on the same basis as the audited Consolidated Financial Statements and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for the unaudited interim periods. The statement of operations data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                                                          PERIOD FROM
                                                           INCEPTION
                                                         (FEBRUARY 9,                                      SIX MONTHS ENDED
                                                           1994) TO         YEAR ENDED DECEMBER 31,            JUNE 30,
                                                         DECEMBER 31,   -------------------------------  --------------------
                                                             1994         1995       1996       1997       1997       1998
                                                         -------------  ---------  ---------  ---------  ---------  ---------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Sales................................................    $  --        $  --      $     111  $   2,472  $     461  $   5,746
  Cost of sales........................................       --           --             95      2,052        379      4,791
                                                              ------    ---------  ---------  ---------  ---------  ---------
    Gross profit.......................................       --           --             16        420         82        955
  Operating expenses:
    Sales and marketing................................       --                3         68      1,501        629      3,433
    Product development and operations.................       --              130        230      1,528        415      1,611
    General and administrative.........................           13           32        415        929        233      1,413
                                                              ------    ---------  ---------  ---------  ---------  ---------
      Total operating expenses.........................           13          165        713      3,958      1,277      6,457
                                                              ------    ---------  ---------  ---------  ---------  ---------
  Loss from operations.................................          (13)        (165)      (697)    (3,538)    (1,195)    (5,502)
    Interest income, net...............................            5           22          8         53         19        150
                                                              ------    ---------  ---------  ---------  ---------  ---------
  Net loss.............................................    $      (8)   $    (143) $    (689) $  (3,485) $  (1,176) $  (5,352)
                                                              ------    ---------  ---------  ---------  ---------  ---------
                                                              ------    ---------  ---------  ---------  ---------  ---------
  Basic and diluted net loss per share (1).............    $   (0.00)   $   (0.03) $   (0.13) $   (0.46) $   (0.18) $   (0.47)
                                                              ------    ---------  ---------  ---------  ---------  ---------
                                                              ------    ---------  ---------  ---------  ---------  ---------
  Shares used in per share computation (1).............        5,333        5,333      5,333      7,514      6,438     11,279

                                                                                        DECEMBER 31,
                                                                         ------------------------------------------   JUNE 30,
                                                                           1994       1995       1996       1997        1998
                                                                         ---------  ---------  ---------  ---------  -----------
                                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents............................................  $     679  $     487  $     800  $   2,126   $   4,755
  Short-term investments...............................................         --         --         --         --       4,934
  Working capital (deficit)............................................        667        478       (451)     1,244       7,852
  Total assets.........................................................        783        635      1,202      3,405      12,697
  Accumulated deficit..................................................         (8)      (152)      (840)    (4,325)     (9,677)
  Total stockholders' equity (deficit).................................        770        627        (58)     2,329      10,283

--------------------------

(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method employed to determine the number of shares used to compute per share amounts.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS, INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS," WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

OVERVIEW

    The Company is a leading provider of comprehensive electronic commerce outsourcing solutions to software publishers and online retailers. The Company was incorporated in February 1994 and commenced offering products for sale through its clients' Web stores in August 1996. From inception through August 1996, the Company had no sales, and its activities related primarily to the development of its CNS technology related to electronic commerce. In 1996, the Company began to focus its business development efforts on building its inventory of software products through contracts with software publishers and had contracts with a total of 953 and 1,122 software publishers as of December 31, 1997 and June 30, 1998, respectively. In 1997, the Company began to develop distribution relationships and had contracts with a total of 105 and 346 online retailers as of December 31, 1997 and June 30, 1998, respectively. During the six months ended June 30, 1998, the Company completed transactions for 787 software publishers and 112 online retailers.

    The Company derives its revenue primarily from sales of third-party software. The Company has contractual relationships with its software publisher and online retailer clients which obligate the Company to pay to the client a specified percentage of each sale. Revenues from the sale of software products, net of estimated returns, are recognized upon either delivery through ESD or shipment of the physical product to the end-user. The amount payable to the software publisher or online retailer is reported as cost of sales. The Company bears full credit risk with respect to substantially all sales. The Company determines reserves for charge-backs using a percentage of sales based on historical experience. As of June 30, 1998, the Company's reserve balance for charge-backs totalled $82,000. Sales of software products that are delivered through ESD accounted for 72% of sales for the six months ended June 30, 1998. The Company maintains a supply of packaged software to meet the physical delivery requirements of its clients, which supply is primarily held on consignment.

    The Company has a limited operating history upon which investors may evaluate its business and prospects. Since inception, the Company has incurred significant losses, and as of June 30, 1998, had an accumulated deficit of approximately $9.7 million. The Company intends to expend significant financial and management resources on the development of additional services, sales and marketing, technology and operations to support larger-scale operations and greater service offerings. As a result, the Company expects to incur additional losses and continued negative cash flow from operations for the foreseeable future, and such losses are anticipated to increase significantly from current levels. There can be no assurance that the Company's sales will increase or even continue at their current level or that the Company will achieve or maintain profitability or generate cash from operations in future periods. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. To address these risks, the Company must, among other things, maintain existing and develop new relationships with software publishers and online retailers, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's current and future expense levels are based largely on its planned operations and estimates of future sales. Sales and operating results generally depend on the volume and timing of orders received, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in sales would have an immediate adverse effect on the Company's business, financial condition and results of operations. In view of the rapidly evolving nature of the Company's business and its limited operating history, the Company is unable to accurately forecast its sales and believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

RESULTS OF OPERATIONS

    The following table sets forth consolidated statement of operations data for the periods indicated as a percentage of revenues:

                                                                           YEAR ENDED DECEMBER     SIX MONTHS ENDED
                                                                                   31,                 JUNE 30,
                                                                           --------------------  --------------------
                                                                             1996       1997       1997       1998
                                                                           ---------  ---------  ---------  ---------
Sales....................................................................      100.0%     100.0%     100.0%     100.0%
Cost of sales............................................................       85.6       83.0       82.2       83.4
                                                                           ---------  ---------  ---------  ---------
  Gross profit...........................................................       14.4       17.0       17.8       16.6
Operating expenses:
  Sales and marketing....................................................       61.2       60.7      136.5       59.8
  Product development and operations.....................................      207.2       61.8       90.0       28.0
  General and administrative.............................................      373.9       37.6       50.5       24.6
                                                                           ---------  ---------  ---------  ---------
    Total operating expenses.............................................      642.3      160.1      277.0      112.4
                                                                           ---------  ---------  ---------  ---------
Loss from operations.....................................................     (627.9)    (143.1)    (259.2)     (95.8)
  Interest income, net...................................................        7.2        2.1        4.1        2.6
                                                                           ---------  ---------  ---------  ---------
Net loss.................................................................     (620.7)%    (141.0)%    (255.1)%     (93.2)%
                                                                           ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------

    SIX MONTHS ENDED JUNE 30, 1997 AND 1998

    SALES. The Company derives its revenue primarily from sales of third-party software. The Company recognizes revenue from the sale of software products upon delivery through ESD or shipment of the physical product to the end-user. Sales are comprised of the gross selling price of software sold by the Company, net of estimated returns, plus any outbound shipping and handling charges, as well as gross revenue generated by certain merchandising activities. The Company bears credit risk with respect to substantially all sales. Sales increased from $461,000 for the six months ended June 30, 1997 to $5.7 million for the six months ended June 30, 1998 primarily as a result of significant growth in the number of the Company's software publisher and online retailer clients as well as increasing market acceptance of ESD. International sales represented approximately 31% and 33% of sales for the six months ended June 30, 1997 and 1998, respectively.

    GROSS PROFIT. Cost of sales consists primarily of the amount payable to the software publishers and online retailers for product sold to the end-user and outbound and inbound shipping and distribution costs for physical product. Cost of sales increased from $379,000 in the six months ended June 30, 1997 to $4.8 million in the six months ended June 30, 1998, reflecting the Company's growth in sales. The Company's gross profit margin decreased from 17.8% in the six months ended June 30, 1997 to 16.6% in the six months ended June 30, 1998, as a result of the addition of certain lower margin software publisher clients during the second half of 1997. The Company has historically generated higher gross margins on sales through online retailer client Web stores compared to sales through software publisher client Web stores. There can be no assurance, however, that the Company will continue to generate higher gross margins on sales through online retailer client Web stores. In each of the six months ended June 30, 1997 and 1998, less than 6% of the Company's sales were generated through online retailer client Web stores. The Company expects that an increasing percentage of its sales will be generated through online retailers. The Company believes that Internet commerce and related services will become more competitive in the near future. Accordingly, the Company may reduce or alter its pricing structure and policies in the future and any such change would reduce gross margins.

    SALES AND MARKETING. Sales and marketing expense consists primarily of personnel and related expenses, advertising and promotional expenses, bad debt expense and credit card transaction fees. Sales and marketing expense increased from $629,000 in the six months ended June 30, 1997 to $3.4 million in the six months ended June 30, 1998. The increase resulted from expanding the sales and marketing infrastructure required to increase the number of and provide support to software publisher and online retailer clients. The primary components of this increase were an increase in advertising and marketing expenditures of $1.4 million and an increase in wages and benefits of $576,000. As a percentage of sales, sales and marketing expense decreased from 136.5% in the six months ended June 30, 1997 to 59.8% in the six months ended June 30, 1998, primarily reflecting the Company's growth in sales. The Company expects that sales and marketing expense will continue to increase in absolute dollars as the Company continues to build its sales and marketing infrastructure and to develop marketing programs.

    PRODUCT DEVELOPMENT AND OPERATIONS. Product development and operations expense consists primarily of personnel and related expenses and consulting associated with developing, enhancing and maintaining the Company's CNS and related facilities, internal systems and telecommunications infrastructure as well as customer service. Product development and operations expense increased from $415,000 in the six months ended June 30, 1997 to $1.6 million in the six months ended June 30, 1998. The increase was primarily related to increased personnel and consulting costs related to developing, enhancing and maintaining the Company's CNS and related facilities. The primary components of this increase were an increase in wages and benefits of $604,000 and an increase in consulting costs of $139,000. As a percentage of sales, product development and operations expense decreased from 90.0% in the six months ended June 30, 1997 to 28.0% in the six months ended June 30, 1998, primarily reflecting the Company's growth in sales. The Company believes that continued investment in product development and operations is critical to attaining its strategic objectives and, and as a result, expects product development and operations expenses will continue to increase in absolute dollars. As a percentage of sales, these expenses are expected to decrease as sales increase.

    GENERAL AND ADMINISTRATIVE. General and administrative expense consists principally of executive, accounting and administrative personnel and related expenses, including deferred compensation expense, professional fees, and recruiting expense. General and administrative expense increased from $233,000 in the six months ended June 30, 1997 to $1.4 million in the six months ended June 30, 1998. The increase was due to increased personnel and related expenses and increased professional fees. The primary components of this increase were an increase in deferred compensation expense of $689,000 and an increase in wages and benefits of $237,000. As a percentage of sales, general and administrative expense decreased from 50.5% in the three months ended June 30, 1997 to 24.6% in the six months ended June 30, 1998, primarily reflecting the Company's growth in sales. The Company expects general and administrative expense, excluding the impact of deferred compensation expense, to increase in absolute dollars in the future, particularly as the Company continues to build infrastructure to support growth and incurs costs associated with being a public company. As a percentage of sales, these expenses are expected to decrease as sales increase.

    INTEREST INCOME, NET. Interest income consists of earnings on the Company's cash, cash equivalents and short-term investments, net of interest expense. Interest income increased from $19,000 in the six months ended June 30, 1997 to $150,000 in six months ended June 30, 1998. The increase was attributable to interest received on higher average cash and cash equivalent balances. The Company expects interest income to increase as a result of the net proceeds from this offering.

    INCOME TAXES. The Company paid no income taxes in the six months ended June 30, 1997 or the six months ended June 30, 1998. The Company has incurred a net loss for each period since inception. As of June 30, 1998, the Company had approximately $8.7 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2009. Due to the uncertainty of future profitability, a valuation allowance equal to the deferred tax asset has been recorded. Certain changes in ownership resulting from the sales of Common Stock will limit the future annual realization of the tax net operating loss carryforwards to a specified percentage of the Company under Section 382 of the Internal Revenue Code.

    YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

    SALES. The Company had no sales in 1995, as it was still developing its technology related to electronic commerce. The Company's sales increased from $111,000 for the year ended December 31, 1996 to $2.5 million for the year ended December 31, 1997 as a result of significant growth in the number of the Company's software publisher and online retailer clients as well as the increasing market acceptance of ESD. International sales accounted for 32% and 31% of total sales in the years ended December 31, 1996 and 1997, respectively.

    GROSS PROFIT. Cost of sales increased substantially during 1997, reflecting the Company's growth in sales. The Company's gross margin increased from 14.4% for the year ended December 31, 1996 to 17.0% for the year ended December 31, 1997.

    SALES AND MARKETING. Sales and marketing expense increased from $3,000 to $68,000 to $1.5 million for the years ended December 31, 1995, 1996 and 1997, respectively, resulting from additional sales and marketing personnel and related expenses, increased advertising and promotional expense, increased bad debt expense and increased credit card transaction fees due to the increased sales. The primary components of the increase from 1996 to 1997 were an increase in wages and benefits of $799,000 and an increase in advertising and marketing expenditures of $315,000. As a percentage of sales, sales and marketing expense decreased from 61.2% in the year ended December 31, 1996 to 60.7% for the year ended December 31, 1997, primarily reflecting the Company's growth in sales.

    PRODUCT DEVELOPMENT AND OPERATIONS. Product development and operations expense increased from $130,000 to $230,000 to $1.5 million for the years ended December 31, 1995, 1996 and 1997, respectively. The increase was primarily related to increased personnel and consulting costs related to developing, enhancing and maintaining the Company's CNS and related facilities. The primary components of the increase from 1996 to 1997 were an increase in wages and benefits of $653,000 and an increase in consulting costs of $233,000. As a percentage of sales, product development and operations expense decreased from 207.2% in the year ended December 31, 1996 to 61.8% for the year ended December 31, 1997, primarily reflecting the Company's growth in sales.

    GENERAL AND ADMINISTRATIVE. General and administrative expense increased from $32,000 to $415,000 to $929,000, for the years ended December 31, 1995, 1996 and 1997, respectively, primarily due to increased personnel related expense and professional fees. As a percentage of sales, general and administrative expense decreased from 373.9% in the year ended December 31, 1996 to 37.6% for the year ended December 31, 1997, primarily reflecting the Company's growth in sales.

    INTEREST INCOME, NET. Interest income decreased from $22,000 to $8,000 and increased to $53,000 for the years ended December 31, 1995, 1996 and 1997, respectively, resulting from changes in average cash and cash equivalent balances.

    INCOME TAXES. The Company paid no income taxes in the years ended December 31, 1995, 1996 and 1997.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth certain unaudited consolidated quarterly statement of operations data for the eight quarters ended June 30, 1998. In the opinion of management, this information has been prepared substantially on the same basis as the audited Consolidated Financial Statements appearing elsewhere in this Prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited consolidated quarterly results of operations. The consolidated quarterly data should be read in conjunction with the audited Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                                         THREE MONTHS ENDED
                                   ----------------------------------------------------------------------------------------------
                                   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                       1996            1996         1997        1997         1997            1997         1998
                                   -------------   ------------   ---------   --------   -------------   ------------   ---------
                                                                     (IN THOUSANDS, UNAUDITED)
Sales............................      $  25          $  86         $ 179      $ 282        $   683        $ 1,328       $ 2,270
Cost of sales....................         21             74           147        232            561          1,112         1,896
                                       -----          -----       ---------   --------   -------------   ------------   ---------
  Gross profit...................          4             12            32         50            122            216           374
Operating expenses:
  Sales and marketing............         25             38           270        359            246            626         1,060
  Product development and
    operations...................         55            118           169        246            530            583           703
  General and administrative.....        112            241            81        152            294            402           208
                                       -----          -----       ---------   --------   -------------   ------------   ---------
    Total operating expenses.....        192            397           520        757          1,070          1,611         1,971
                                       -----          -----       ---------   --------   -------------   ------------   ---------
Loss from operations.............       (188)          (385)         (488)      (707)          (948)        (1,395)       (1,597)
  Interest income, net...........          3              1             8         11             26              8            42
                                       -----          -----       ---------   --------   -------------   ------------   ---------
Net loss.........................      $(185)         $(384)        $(480)     $(696)       $  (922)       $(1,387)      $(1,555)
                                       -----          -----       ---------   --------   -------------   ------------   ---------
                                       -----          -----       ---------   --------   -------------   ------------   ---------


                                   JUNE 30,
                                     1998
                                   ---------

Sales............................   $ 3,476
Cost of sales....................     2,895
                                   ---------
  Gross profit...................       581
Operating expenses:
  Sales and marketing............     2,373
  Product development and
    operations...................       908
  General and administrative.....     1,205
                                   ---------
    Total operating expenses.....     4,486
                                   ---------
Loss from operations.............    (3,905)
  Interest income, net...........       108
                                   ---------
Net loss.........................   $(3,797)
                                   ---------
                                   ---------

                                                                         THREE MONTHS ENDED
                                   ----------------------------------------------------------------------------------------------
                                   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                       1996            1996         1997        1997         1997            1997         1998
                                   -------------   ------------   ---------   --------   -------------   ------------   ---------
                                                                     (IN THOUSANDS, UNAUDITED)
Sales............................       100.0%         100.0%        100.0%     100.0%        100.0%         100.0%        100.0%
Cost of sales....................        84.0           86.0          82.1       82.3          82.1           83.7          83.5
                                   -------------   ------------   ---------   --------   -------------   ------------   ---------
  Gross profit...................        16.0           14.0          17.9       17.7          17.9           16.3          16.5
Operating expenses:
  Sales and marketing............       100.0           44.2         150.8      127.3          36.0           47.1          46.7
  Product development and
    operations...................       220.0          137.2          94.4       87.2          77.7           43.9          31.0
  General and administrative.....       448.0          280.2          45.3       53.9          43.0           30.3           9.2
                                   -------------   ------------   ---------   --------   -------------   ------------   ---------
    Total operating expenses.....       768.0          461.6         290.5      268.4         156.7          121.3          86.9
                                   -------------   ------------   ---------   --------   -------------   ------------   ---------
Loss from operations.............      (752.0)        (447.6)       (272.6)    (250.7)       (138.8)        (105.0)        (70.4)
  Interest income, net...........        12.0            1.1           4.4        3.9           3.8            0.6           1.9
                                   -------------   ------------   ---------   --------   -------------   ------------   ---------
Net loss.........................      (740.0)%       (446.5)%      (268.2)%   (246.8)%      (135.0)%       (104.4)%       (68.5)%
                                   -------------   ------------   ---------   --------   -------------   ------------   ---------
                                   -------------   ------------   ---------   --------   -------------   ------------   ---------


                                   JUNE 30,
                                     1998
                                   ---------

Sales............................     100.0%
Cost of sales....................      83.3
                                   ---------
  Gross profit...................      16.7
Operating expenses:
  Sales and marketing............      68.2
  Product development and
    operations...................      26.1
  General and administrative.....      34.7
                                   ---------
    Total operating expenses.....     129.0
                                   ---------
Loss from operations.............    (112.3)
  Interest income, net...........       3.1
                                   ---------
Net loss.........................    (109.2)%
                                   ---------
                                   ---------

    The Company's sales increased in each of the quarters presented as a result of an increase in the number of the Company's software publisher and online retailer clients as well as an increase in the market acceptance of ESD. Most operating expense categories generally increased in absolute dollars over the quarters presented, reflecting the increased spending on personnel and related expenses, advertising and marketing, and developing, enhancing and maintaining the Company's CNS and related facilities. Gross margin for the three months ended December 31, 1997, March 31, 1998 and June 30, 1998 were lower than gross margins in the first nine months of 1997 primarily as a result of the addition of certain lower margin software publisher clients. Sales and marketing expenses for the three months ended September 30, 1997 were lower than the generally increasing quarter to quarter trend, primarily as a result of reduced advertising and promotional expenses. General and administrative expenses have varied widely in the periods indicated due to the timing and amounts of professional fees, transactions costs and deferred compensation expense.

    The Company's quarterly and annual operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside the Company's control. Factors that will influence the Company's operating results include: (i) the Company's ability to retain existing software publishers and online retailers as clients, to attract new software publishers and online retailers as clients at a steady rate and to maintain software publisher, online retailer and end-user satisfaction; (ii) the announcement or introduction of new Web sites, Web stores, services and products by the Company and its competitors; (iii) price competition and margin erosion; (iv) the level of use of the Internet and consumer acceptance of the Internet for the purchase of consumer products such as those offered by the Company; (v) the Company's ability to upgrade and develop its systems and infrastructure, in particular its CNS; (vi) the termination of any strategic accounts such as Corel Corporation, from which the Company derives a significant portion of its sales; (vii) technical difficulties or system downtime; (viii) the Company's ability to attract new personnel in a timely and effective manner; (ix) the mix of sales generated through software publisher client Web stores compared to online retailer Web stores; (x) the failure of Internet bandwidth to increase over time and/or an increase in the cost to end-users of obtaining or utilizing Internet bandwidth; (xi) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure; (xii) certain U.S. and foreign government regulations; and
(xiii) economic conditions specific to the Internet and electronic commerce that would result in the Internet not becoming a viable commercial marketplace. The Company also may, as inducement to obtain certain strategic contracts, offer favorable pricing terms to software publishers and online retailers which will reduce its gross margins. As a result, the Company believes that it will continue to incur operating losses in the future. Due to the foregoing factors, the Company's annual or quarterly operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, the Company has financed its operations primarily through the private placement of equity securities, which yielded an aggregate of $19.3 million of net proceeds through June 30, 1998.

    Net cash used in operating activities in the years ended December 31, 1995, 1996 and 1997 and in the six months ended June 30, 1998 was $142,000, $409,000,
$2.6 million and $3.4 million, respectively. Net cash used for operating activities in each of these periods was primarily the result of net losses, offset in part by increases in accounts payable, accrued expenses and non-cash expenses.

    Net cash used in investing activities in the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998 was $50,000, $133,000,
$984,000 and $6.5 million, respectively. Net cash used in investing activities in each of these periods was related to the purchases of property and equipment and patent acquisition costs and the purchase of short-term investments in 1998. The property and equipment purchased consisted primarily of computer hardware and software.

    Net cash provided by financing activities in the years ended December 31, 1995, 1996 and 1997 and in the six months ended June 30, 1998 was $0, $855,000, $4.9 million and $12.6 million, respectively. The cash provided by financing activities was the result of proceeds from the sale of convertible debentures (subsequently converted into shares of Common Stock), sales of the Company's Common Stock in 1996, 1997 and in the first six months of 1998 and the sale of the Company's Series A Preferred Stock in April 1998.

    As of June 30, 1998 the Company had approximately $4.8 million of cash and cash equivalents and $4.9 million of short-term investments. The Company's principal commitments consisted of obligations outstanding under operating leases. Although the Company has no material commitments for capital expenditures, it anticipates an increase in the rate of capital expenditures consistent with its anticipated growth in operations, infrastructure and personnel. The Company anticipates that it will expend approximately $3.0 million over the next 24 months on capital expenditures based on the Company's current anticipated growth rate. The Company anticipates that it will continue to add computer hardware resources, deploy additional commerce servers worldwide, and relocate its primary office facility during the next twelve months. The Company further anticipates that it will expend approximately $6.0 million over the next 24 months on product development based on the Company's current anticipated growth rate in operations. There can be no assurance, however that the Company's growth rate will continue at current levels or that it will meet the Company's current expectations. The Company may also use cash to acquire or license technology, products or businesses related to the Company's current business. The Company also anticipates that it will continue to experience significant growth in its operating expenses for the foreseeable future and that its operating expenses will be a material use of the Company's cash resources.

    The Company believes that the net proceeds from this offering, together with existing cash and cash equivalents will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next twenty-four months, although the Company may seek to raise additional capital during that period. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to The Company, if at all. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

YEAR 2000 COMPLIANCE

    The Company uses a significant number of computer software programs and operating systems in its internal operations. The use of computer programs that rely on two-digit date programs to perform computations and decision-making functions may cause computer systems to malfunction in the year 2000 and lead to significant business delays and disruptions. While the Company believes that the software applications that it uses or has developed are year 2000 compliant, to the extent that any of these software applications contain source code that is unable to appropriately interpret the upcoming calendar year 2000, some level of modification or possible replacement of such source code or applications will be necessary. The Company has analyzed the software applications that it uses or has developed and, as a result, the Company at this time does not anticipate any significant expense in ensuring that they are year 2000 compliant. However, until the year 2000 arrives, the Company cannot be absolutely certain that its analysis is correct. The Company is currently unable to predict the extent to which the year 2000 issue will affect its clients or suppliers, or the extent to which it would be vulnerable to any failure by clients or suppliers to remediate any year 2000 issues on a timely basis. The failure of a major client or supplier subject to the year 2000 to convert its systems on a timely basis or a conversion that is incompatible with the Company's systems could have a material adverse effect on the Company's business, financial condition and results of operations. In addition the Company's business, financial condition and results of operations may be materially adversely affected to the extent its end-users are unable to use their credit cards due to year 2000 issues that are not rectified by their credit card vendors.

                                    BUSINESS

    Digital River is a leading provider of comprehensive electronic commerce outsourcing solutions to software publishers and online retailers. The Company has developed a technology platform that allows it to provide a suite of electronic commerce services to its software publisher and online retailer clients, including ESD. The Company also provides data mining and merchandising services to assist clients in increasing Internet page view traffic to, and sales through, their Web stores. Rather than maintaining its own branded Web store that would compete with its clients, Digital River provides an outsourcing solution that allows its clients to promote their own brands while leveraging Digital River's investment in infrastructure and technology. As of June 30, 1998, the Company had contracts with 1,122 software publisher clients and 346 online retailer clients, including Corel Corporation, Cyberian Outpost, Inc., Lotus Development Corporation, Micro Warehouse, Inc., Network Associates, Inc. and Symantec Corporation, and maintained a database of more than 123,000 software products from its various software publisher clients, including more than 18,000 software titles and more than 105,000 digital images and fonts. Through June 30, 1998, the Company had completed more than 172,000 transactions for more than 124,000 unique end-users.

    Digital River's proprietary CNS technology serves as the platform for the Company's solutions. The CNS incorporates custom software applications that enable ESD, Web store authoring, fraud prevention, export control, merchandising programs and online registration, and features a database of more than 123,000 software products. Using its CNS platform, the Company creates Web stores for its clients that replicate the look and feel of such clients' own Web sites. End-users can browse for products and make purchases online, and, once purchases are made, the Company delivers the products directly to the end-user, primarily through ESD. The Company also provides transaction processing services and collects and maintains critical information about end-users. This information can later be used by the Company's clients to facilitate add-on or upgrade sales and for other direct marketing purposes. The Company actively manages direct marketing campaigns for its clients, and also delivers purchase information and Web store traffic statistics to its clients on a regular basis.

INDUSTRY BACKGROUND

    GROWTH OF THE INTERNET AND ELECTRONIC COMMERCE.

    The Internet has emerged as a significant global communications medium, enabling millions of people to share information and conduct business electronically. A number of factors have contributed to the growth of the Internet and its commercial use, including: (i) the large and growing installed base of personal computers in homes and businesses; (ii) improvements in network infrastructure and bandwidth; (iii) easier and cheaper access to the Internet;
(iv) increased awareness of the Internet among consumer and business users; and
(v) the rapidly expanding availability of online content and commerce which increases the value to users of being connected to the Internet. According to International Data Corporation ("IDC"), the number of Internet users worldwide will grow from an estimated 69 million at the end of 1997 to an estimated 320 million by 2002.

    The increasing functionality, accessibility and overall usage of the Internet have made it an attractive commercial medium. Online retailers can interact directly with end-users and can frequently adjust their featured selections, shopping interfaces and pricing. The ability to reach and serve a large and global group of end-users electronically from a central location and the potential for personalized low-cost customer interaction provide additional economic benefits for online retailers. Unlike traditional retail channels, online retailers do not have the burdensome costs of managing and maintaining a significant physical retail store infrastructure or the continuous printing and mailing costs of catalog marketing. Because of these advantages, online retailers have the potential to build large, global customer bases quickly and to achieve superior economic returns over the long term. An increasingly broad base of products is being sold successfully online, including computers, travel services, brokerage services, automobiles and music, as well as software products. IDC estimates that the total value of goods and services purchased over the Web worldwide will increase from an estimated $12.4 billion in 1997 to an estimated $133.0 billion in 2000.

    THE RETAIL SOFTWARE MARKET.

    The Company believes that the market for retail software is large and will continue to grow. According to the Software Publishers Association, sales of PC applications software in the United States and Canada reached $10.6 billion in 1996. The traditional channels for the retail sale of software products are highly fragmented and include regional and national superstore retail chains, catalog companies and small single location stores. The superstores and catalog companies carry hundreds to thousands of software products, while the single location stores generally carry only a limited number.

    Traditional sales channels have inherent limitations and disadvantages for software publishers, retailers and end-users. A significant limitation of physical retail stores is the limited amount of available shelf space. As a result, competition for shelf space is intense, and often only the major software publishers are able to effectively distribute their software products. Even these publishers usually cannot offer their total available product offerings in retail stores. In addition, software publishers typically must grant generous rights of return because of the high cost of inventory and the risk of inventory obsolescence. As a result, software publishers effectively bear the risk of any difference between projected and actual sales, creating uncertainty as to future sales and revenue recognition risks. Physical retailers must also make significant investments in real estate, personnel and inventories. Similarly, direct mail distribution is constrained by practical catalog size limitations, which restrict both the number of products and the information about those products that can be included in a catalog. Direct mail distribution also involves printing expenses, mailing costs, inherent delays in reacting to price and product changes and low response rates. With both physical retail and direct mail distribution, there is a significant lead time between the development or upgrading of software and its introduction into the market. Finally, traditional sales channels are typically characterized by low end-user registration rates, and provide software publishers little information on end-user behavior, demographics and product demand.

    ADVANTAGES OF ESD.

    The Internet provides a compelling solution that addresses many of the limitations of traditional distribution methods. The Internet is particularly well-suited for the distribution of most software because software products can be purchased and delivered quickly, conveniently and cost-effectively to an end-user's home or office computer through ESD. The Company believes that ESD is an effective means of delivery today for most software applications. Although current Internet bandwidth restrictions currently render ESD less effective as a means of delivery for large software applications (delivery of software applications of greater than 10 megabytes can be impractical at slower modem speeds), the Company believes that as Internet bandwidth increases, ESD will become increasingly attractive even for such software titles. Accordingly, the Company believes that ESD will represent an increasing share of online software sales and will be critical to online retailers' success. In addition, unlike physical retail stores or catalogs, shelf space on the Internet is virtually unlimited, enabling software publishers to offer the full range of their software products. ESD significantly reduces or eliminates many of the costs in the distribution chain, including manufacturing, packaging, shipping and warehousing costs, such as costs related to returns and inventory management.

    OPPORTUNITY FOR ELECTRONIC COMMERCE OUTSOURCING.

    The Company believes that the market for software sales online continues to grow rapidly. Jupiter Communications, LLC estimates that the market for software sales online will increase from an estimated $69 million in 1997 to an estimated $2.3 billion by 2002. However, unlike established physical distribution channels for shrink-wrapped software, there is currently no established, comprehensive electronic distribution source for online retailers. The Company believes that the distribution of software products via ESD is complex and requires up-front and ongoing investments in secure, reliable and scaleable systems. Accordingly, the Company believes that a substantial market opportunity exists for a comprehensive, cost-effective, outsourced electronic commerce solution that provides software publishers and online retailers with access to a critical mass of software products and a robust distribution and transaction network.

THE DIGITAL RIVER SOLUTION

    The Company has developed a technology platform that enables it to provide a comprehensive suite of electronic commerce services to its software publisher and online retailer clients, including ESD. The Company also leverages its merchandising expertise to increase traffic and sales for its clients. Rather than maintaining its own branded Web store that would compete with its clients, Digital River provides an outsourcing solution for ESD and merchandising services that enables its clients to promote their own brands while leveraging Digital River's investment in infrastructure. In addition, this approach enables Digital River to leverage its clients' brand investments and the traffic at its clients' sites to maximize the number of transactions completed through Digital River.

    The following illustrates the process through which an end-user purchases software products from a client using the Company's CNS technology platform:

                                   [GRAPHIC]

               PICTORIAL FLOWCHART DEPICTING A PURCHASE OF
               SOFTWARE THROUGH THE COMPANY'S CENTRAL NETWORK
               SERVER ("CNS"), SHOWING THE TRANSACTION PROCESSING
               AND OTHER VALUE-ADDED SERVICES PROVIDED BY THE
               COMPANY.

    BENEFITS TO SOFTWARE PUBLISHERS. The Company's electronic commerce solution enables software publishers to offer the complete library of their software products directly to end-users from their Web stores and through the Company's network of online retailers. This benefit is particularly significant for smaller software publishers who have limited market access through traditional distribution methods. The Company's solution also provides major software publishers a channel for their underdistributed products permitting them to offer online their complete product catalog. In addition, through its 100% end-user registration and data warehousing, Digital River provides software publishers with valuable end-user information that can facilitate targeted marketing, upgrade notification and sophisticated merchandising strategies. Finally, by exploiting the distribution relationships Digital River has developed with a large network of online retailers, software publishers can reduce or eliminate the need for multiple retailer relationships, thereby lowering administrative costs and reducing the number of master copies of their software in existence for distribution.

    BENEFITS TO ONLINE RETAILERS. Online retailers can use Digital River's robust CNS technology to sell software products online, without having to build and maintain their own electronic commerce infrastructure. In addition, Digital River enables online retailers to offer their end-users access to virtually all of Digital River's inventory of more than 123,000 software products, without the burden of developing and maintaining relationships with hundreds of software publishers. Like software publishers, online retailers enjoy the cost savings from online fulfillment and the database marketing benefits offered by Digital River. Online retailers can effectively outsource electronic commerce functionality while building their own brands online. Online retailers also eliminate the cost and risk associated with carrying inventory and the risk of inventory obsolescence. The Company also allows niche market and high traffic Web sites to become online retailers at minimal cost.

    BENEFITS TO END-USERS. Digital River's solution emphasizes convenience by allowing end-users to purchase and receive software products online distributed through ESD twenty-four hours a day, seven days a week ("24x7"), from their home or office. End-users are not required to make a trip to the store, can act immediately on a purchase impulse, and can locate software products that are difficult to find. Because Digital River has a global reach, it can deliver an extremely broad selection to end-users in rural, international or other locations that cannot support retail stores. Software products purchased online can either be quickly and conveniently downloaded and installed through ESD or delivered physically. Using the Company's sophisticated search engine technology, end-users visiting retailers' online Web stores can access virtually all of Digital River's inventory of more than 123,000 software products. End-users also benefit from the protection of Digital River's archiving service, through which the Company guarantees replacement of software in the event of accidental destruction through computer error or malfunction. End-users also benefit from Digital River's 24x7 ESD support and readily available upgrades.

STRATEGY

    The Company's objective is to become the leading provider of comprehensive electronic commerce outsourcing solutions to software publishers and online retailers. The Company intends to achieve its objective through the following key strategies:

    DEVELOP AND EXPAND RELATIONSHIPS WITH SOFTWARE PUBLISHERS. The Company plans to continue to build its inventory of software products through additional contractual relationships with software publishers. As of June 30, 1998, the Company had signed contracts with 1,122 software publishers, representing more than 123,000 software products and 870 Web stores. The Company believes that its ability to develop Web hosting relationships with its software publisher clients increases its reach to end-users and provides the basis for a long term relationship with its software publisher clients. The Company further believes that the large number of software products offered by the Company from its software publisher clients will be critical to the Company's ability to deliver a compelling inventory of products to online retailer clients.

    AGGRESSIVELY EXPAND NETWORK OF ONLINE RETAILERS. The Company believes that by increasing the number of points of entry to its CNS, Digital River will increase the number of transactions over its network. Accordingly, in addition to expanding and developing relationships with software publishers, the Company seeks to expand aggressively its network of online retailer clients. Online retailer clients include traditional store-based and mail order retailers with a Web presence, online retailers dedicated to online commerce, as well as high traffic or niche Web site operators desiring to add electronic commerce functionality. The Company had contracts with 346 online retailers as of June 30, 1998. The Company's model enables it to leverage its clients' marketing resources to direct traffic to its software distribution network. The Company expects online retailers to represent an increasing percentage of its sales.

    PROVIDE COMPLEMENTARY SOLUTIONS. Digital River intends to continue to be a neutral provider of cost-effective outsourcing solutions that complement the business models of its software publisher and online retailer clients. The Company does not maintain its own branded Web store. Instead, the Company provides an outsourcing solution that enables its clients to promote their own brands while leveraging Digital River's investment in infrastructure and technology. Digital River therefore leverages its clients' investments in their brands to generate sales. The Company may co-invest with its clients from time to time to help drive traffic to its clients' Web stores and to Digital River-assisted transactions.

    PROVIDE CLIENTS VALUE-ADDED SERVICES. The Company believes its growing data warehouse of end-user purchasing information provides it with a powerful tool to assist clients with value-added services, such as targeted advertising, promotions and direct response merchandising. The Company offers merchandising and marketing programs, customer support and communications programs, advertising placement services, and Web store design services. The Company intends to continue to expand its programs and believes that these programs help build stronger partnerships with its software publisher and online retailers, while enabling its clients to increase sales of software on their sites.

    MAINTAIN TECHNOLOGY LEADERSHIP. The Company believes that its CNS technology has given it a competitive advantage in the market for ESD outsourcing solutions. The Company will continue to invest in and enhance its CNS technology in order to increase redundancy, reliability and bandwidth, to expand services and to reduce costs. By leveraging its fixed-cost infrastructure, Digital River will improve its ability to provide low cost, high value services to its clients while utilizing the latest technology.

    EXPAND INTERNATIONALLY. Digital River will continue to expand internationally to gain access to additional software publishers, online retailers and end-users. The Company intends to replicate its domestic strategy by building its inventory of international and foreign language software products and expanding its distribution through software publishers and online retailers. The Company believes that significant opportunities exist internationally to increase sales and to further leverage its scaleable infrastructure.

SERVICES

    The Company provides a broad range of services to its software publisher and online retailer clients, including Web store hosting, ESD, physical fulfillment and merchandising services.

    WEB STORE HOSTING. The Company hosts the Web stores for all of its online retailer clients and for those software publisher clients that choose this option. The Company's outsourcing solution is mission-critical for many of its software publisher and online retailer clients. Therefore, the Company has a data center that is designed to provide its clients with the performance they require for continuous Web store operations. The data center features redundant, high speed connections to the Internet, 24x7 security and monitoring, back-up generators and dedicated power.

    Digital River can quickly and efficiently create Web stores for its clients, which can be accessed easily by clicking on a "buy button" on a client's existing Web site. The end-user is then transferred to a Web store hosted on Digital River's CNS, which replicates the look and feel of the client Web site. The end-user can then shop for products and make purchases online. By replicating the look and feel of its clients' Web sites, Digital River supports clients in conducting electronic commerce under their own brands. Digital River's solution allows clients to choose either ESD or physical delivery, and clients also benefit from Digital River's 24x7 ESD customer support and archiving services. The transaction information is captured and added to Digital River's data warehouse. The Company's ability to retrieve and manipulate this information creates a powerful data mining tool, which can be used for targeted merchandising to end-users through e-mails, banner presentations and special offers.

    ESD SERVICES. The Company offers clients access to its ESD capabilities to permit delivery of software products to an end-user's computer via the Internet. ESD eliminates many of the costs that exist in the physical distribution chain, such as manufacturing, packaging, shipping, warehousing and inventory carrying and handling costs. Delivery is fulfilled when a copy is made from the master on the Company's CNS and is then securely downloaded to the end-user via the Internet. Digital River's ESD distribution model not only reduces costs, thereby increasing margins available to software publishers and online retailers, but also solves the shelf space problem constraining product availability and sales. While most software publishers use the Company's Web hosting services, certain software publishers use only the Company's ESD services, which provide them with online distribution through the Company's extensive network of online retailers.

    PHYSICAL FULFILLMENT SERVICES. In addition to distribution through ESD, the Company offers clients physical distribution services. The Company maintains an inventory of physical products, generally on consignment from its clients that select this option, for shipment to end-users. The Company believes physical fulfillment services are important to its ability to provide a comprehensive electronic commerce outsourcing solution.

    MERCHANDISING SERVICES. The Company offers a range of merchandising services to its clients to help them drive additional traffic to their Web stores. Software publisher and online retailer clients are provided with detailed electronic and hard copy reports of transactions on their Web stores, as well as end-user marketing information about visits to their Web stores. The CNS captures Web page visits, banner and pricing information and other data that can be used by the software publishers and online retailers to analyze their Web stores' success.

    The Company also offers advanced merchandising services to assist software publishers and online retailers in increasing response rates for their marketing efforts. These services include e-mail campaigns for special promotions, upgrade notification programs, and the presentation of complementary products, bundled products or other programs designed to increase average order size based on a targeted end-user profile. The Company participates in co-op dollar and market development fund programs with its clients and buys selected banner placements in bulk to support clients' promotional campaigns. In addition, Digital River tests and analyzes merchandising techniques, such as promotional pricing and banner advertising, based on information gathered in the CNS data warehouse.

CLIENTS

    The Company distributes software products through a network of software publishers and online retailers. Online retailer clients include traditional store-based and direct mail retailers with a Web presence, online retailers dedicated to online commerce, as well as high traffic or niche Web site operators desiring to add electronic commerce functionality. In a typical online retailer contract, the Company is responsible for (i) a payment to the online retailer based on a percentage of net sales of software products that the Company distributes through the online retailer's Web site, (ii) the processing of payments made by end-users, (iii) the delivery of the software products to end-users, (iv) the payment of applicable credit card transaction fees, (v) the payment and filing of applicable sales taxes and (vi) the distribution of a report to the online retailer detailing sales activity processed by the Company. The Company expects to support traditional physical retailers in developing their online stores for the sale of software products online. While most software publishers use the Company's Web hosting services, certain software publishers use only the Company's ESD services, which provide them with online distribution through the Company's extensive network of online retailers. In a typical software publisher contract, the Company is responsible for (i) the maintenance of master copies of software products in a secure format for distribution to end-users, (ii) a payment to the software publisher for the cost of software products that the

Company distributes through either a retailers' Web site or through the publisher's host Web site, (iii) the processing of payments made by end-users,
(iv) the delivery of software products to end-users, (v) the payment of applicable credit card transaction fees, (vi) the payment and filing of applicable sales taxes and (vii) the distribution of a report to the software publisher detailing sales activity processed by the Company.

    As of June 30, 1998, the Company had 1,122 contracts with software publishers and 346 contracts with online retailers. Typically, there is some delay between signing contracts and gathering the necessary materials to bring a new client online. As of June 30, 1998, the Company had 920 software publishers and 239 online retailers connected to its CNS. During the six-month period ended June 30, 1998, the Company completed transactions for 787 software publishers and 112 online retailers. The Company's clients include:

              SOFTWARE PUBLISHERS                      ONLINE RETAILERS
------------------------------------------------  ---------------------------
WEB HOSTING AND ESD SERVICES                      Babbage's, Etc. LLC
  Corel Corporation                               BuySafe, Inc.
  Dragon Systems, Inc.                            Channel MarketMakers
  Extensis Corporation                            Cyberian Outpost, Inc.
  JASC, Inc.                                      Damark International, Inc.
  Ulead Systems, Inc.                             Micro Warehouse, Inc.
                                                  Shopping.com
ESD SERVICES ONLY                                 Software Warehouse plc
  Cendant Corporation                             Planet Direct
  Lotus Development Corporation                   US WEST Internet
  Network Associates, Inc.
  QUALCOMM Incorporated
  Symantec Corporation

    Revenues attributable to sales of software products of Corel Corporation accounted for 18% and 15% of the Company's sales for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. The Company's contract with Corel Corporation expires in April, 1999. Revenues attributable to sales of software products of JASC, Inc. accounted for 10% of the Company's sales for the six months ended June 30, 1998.

SALES AND MARKETING

    The Company markets its services directly to software publishers and online retailers. The Company does not operate its own Web store because of its strategy to serve as a neutral provider of electronic commerce outsourcing solutions. This strategy allows the Company to avoid competing with its clients. Generally, the Company's direct marketing to end-users focuses on supporting the marketing and promotional efforts of its clients in driving traffic to their Web stores. This direct marketing effort leverages the Company's extensive data warehouse, which enables the Company to create and quickly implement marketing programs targeted at specific end-user segments. By providing consistent quality service, branding client order pages with its name and logo, billing credit card transactions under the Digital River name and engaging in brand positioning, advertising and promotion, the Company intends to establish the Digital River brand as a trusted name for ESD and electronic commerce outsourcing solutions among software publishers, online retailers and end-users.

    The Company's sales and marketing organization is divided into three groups: the Strategic Sales Group, the Product Management Group and the Account Development Group. The Strategic Sales Group focuses on large software publishers and online retailers, including traditional physical retailers, with significant online revenue potential. These sales are typically complex in nature and involve a lengthy sales cycle. Contracts with these larger clients often involve certain incentives, principally pricing concessions. The Company makes decisions with respect to such contract incentives on a case by case basis. The

Product Management Group focuses on all other software publishers and online retailers. Generally, these sales involve a much shorter sales cycle, are managed primarily through a telesales effort and result in the new client selecting one of the Company's standard programs. The Account Development Group serves existing clients and provides them with merchandising and database marketing assistance designed to increase revenues. As of June 30, 1998, the Company had 28 employees engaged in sales and marketing. See "Risk Factors--Client Concentration; Lengthy Sales Cycle."

    The Company currently markets its services to clients via direct marketing, print advertising, trade show participation and other media events. The Company plans to increase its expenditures on direct marketing and print advertising, as well as introducing online advertising efforts directed at potential clients.

TECHNOLOGY

    Digital River delivers its electronic commerce outsourcing solution using its proprietary CNS technology, which enables the sale and distribution of software products via the Internet.

    ARCHITECTURE. The Company's scaleable CNS is designed to handle tens of thousands of different Web stores and millions of software products. The CNS consists of a pool of network servers and a proprietary software application that serves dynamic Web pages using an Oracle database. The Company's CNS was designed to scale to support growth by adding CPUs, memory, disk drives and bandwidth without substantial changes to the application. The CNS software code is written in modular layers, enabling the Company to quickly adapt in response to industry changes, including bandwidth opportunities, payment processing changes, international requirements for taxes and export screening, new technologies such as Java, XML, DHTML, VRML, SET, banking procedures and encryption technologies. The CNS product search system allows end-users to search for items across millions of potential products and thousands of categories specific to various product specifications, while maintaining a fast page response that is acceptable to the end-user. The Company uses sophisticated database indexing coupled with a dynamic cache system to provide flexibility and speed. These caches help increase the overall speed of each page and facilitate complex searches across the entire inventory of software products. The CNS has also been designed to index, retrieve and manipulate all transactions that flow through the system, including detailed commerce transaction and end-user interaction data. This enables the Company to create proprietary market profiles of each end-user and groups of end-users that can be used to create merchandising campaigns. The Company's CNS is also used for internal purposes, including reporting and maintenance for fraud detection and prevention, physical shipping, return authorizations, back order processing and full transaction auditing and reporting capabilities for all commerce functions.

    WEB STORE MAINTENANCE. Clients' Web stores are built and maintained using the CNS centralized management system. Global changes that affect all Web stores or groups of Web stores can be made as easily as changes to an individual Web store. Client Web stores include a main store and may optionally include several "focus stores" and "channel sites" to which highly targeted traffic may be routed. Clients may also link specific locations on their Web stores to detailed product or category areas of the stores, in order to better target their end-users' interests.

    SECURITY. Digital River's security systems apply both to access to internal systems and to illegal access to commerce data via the Internet. Internally, logins and passwords are maintained for all systems, with additional logins, passwords and IP access control granted on an individual basis to only the required commerce areas the person is responsible for. Firewalls prevent unauthorized access from outside. The Company relies on certain encryption and authentication technology licensed from third parties to provide secure transmission of confidential information, such as end-user credit card numbers. Unix, Oracle and Web server security additionally restrict access from the outside to the appropriate transaction data. The CNS security system is designed not to interfere with the end-user experience. Product wrappers, clearing-house processing, and additional password mechanisms that negatively impact ESD performance are not needed. The CNS security system never allows direct access to the clients' products and ensures that an end-user requests ESD through a valid page and has purchased the product. See "Risk Factors-- Electronic Commerce Security Risks."

    DATA CENTER OPERATIONS. Continuous data center operations are crucial to the Company's success. All transaction data is backed up periodically and all inventory data is archived and kept in fireproof storage facilities. The Company's network software constantly monitors clients' Web stores and internal system functions and notifies systems engineers if any unexpected conditions arise. The Company currently leases four T1 lines from multiple vendors and maintains a policy of adding additional lines if more than 50% of its bandwidth capacity is utilized. Accordingly, if one line fails the other lines are able to assume the capacity of the failed line. The Company's data center is located in a single location in Edina, Minnesota. The data center currently incorporates redundant systems consisting of additional servers and arrays. The Company currently has no automatic switchover, although it has plans to implement further redundancy in the future. See "Risk Factors--Risk of Capacity Constraints; Limited Redundant Systems; System Development Risks."

PRODUCT DEVELOPMENT

    Digital River's product development strategy is to enhance the technology and features of its CNS. To this end, the Company has numerous development projects in process including, but not limited to, recoverable downloading, Internet optimization tools, end-user profiling and collaboration technologies and online interactive customer service. Product development and operations expenses (which include customer service, data center operations and telecommunications infrastructure) were $130,000, $230,000, $1.5 million and $1.6 million in 1995, 1996, 1997 and the first six months of 1998, respectively. As of June 30, 1998, the Company employed 21 persons in product development.

    To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of the CNS and the underlying network infrastructure. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and client requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing CNS proprietary technology and systems obsolete. The Company's success will depend, in part, on its ability to both license and internally develop leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its clients, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of the CNS technology and other proprietary technology entails significant technical and business risks. There can be no assurance that the Company will successfully use new technologies effectively or adapt its proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions, client requirements or emerging industry standards, its business, financial condition and results of operations could be materially adversely affected. See "Risk Factors--Rapid Technological Change."

COMPETITION

    The electronic commerce market is new, rapidly evolving and intensely competitive, and the Company expects competition to intensify in the future, particularly in the area of electronic sale and distribution of software products. The Company currently competes directly with other providers of electronic commerce solutions, including CyberSource Corporation, Preview Software Corporation, Release Software Corporation and TechWave, Inc. The Company also competes indirectly with software companies that offer tools and services for electronic commerce, including companies that provide a broad range of Internet and server solutions such as Microsoft Corporation and Netscape Communications Corporation, as well as a large number of companies that provide tools and services enabling one or more of the transaction processing functions of electronic commerce, such as transaction control, data security, customer interaction and database marketing. In addition to direct competition with other transaction processing providers and enablers and indirect competition with other providers of electronic commerce software and systems, the Company also competes with companies that sell and distribute software products via the Internet, including online retailers such as CNET, Inc., Ingram Micro Inc. and software.net Corporation, as well as companies such as AltaVista (a subsidiary of Digital Equipment Corporation), America Online, Inc., Excite, Inc., Infoseek Corporation, Lycos, Inc. and Yahoo! Inc., which specialize in electronic commerce or derive a substantial portion of their revenues from electronic commerce and may themselves offer, or provide means for others to offer, software products.

    The Company believes that the principal competitive factors in its market are breadth of product offerings, software publisher and online retailer relationships, brand recognition, system capacity, reliability, price, selection, speed and accessibility, customer service, quality of site content, convenience and speed of fulfillment. There can be no assurance that the online retailers and the other companies listed above will not compete directly with the Company by adopting a similar business model. Moreover, while certain of these companies are also clients or potential clients of the Company, they may compete with the Company's electronic commerce outsourcing solution to the extent that they develop electronic commerce systems or acquire such systems from other software vendors or service providers.

    Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors as the use of the Internet and other online services increases. In addition, new technologies and the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of Internet Web sites may direct end-users to online retailers that compete with the Company, which would increase competitive pressures on the Company. Increased competition may result in reduced operating margins, as well as a loss of market share. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and any inability to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY

    The Company regards trademarks, copyrights, trade secrets and other intellectual property as critical to its success, and relies on trademark, trade secret protection and confidentiality and/or license agreements with its employees, clients, partners and others to protect its proprietary rights. The Company's policy is to seek to protect its proprietary position by, among other methods, filing United States and foreign patent applications related to its proprietary technology, inventions and improvements that are important to the development of its business. Proprietary rights relating to the Company's technologies will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. While the Company currently has twelve patent applications pending in the United States, none have yet been issued and there can be no assurance that any pending patent applications now or hereafter filed by, or licensed to, the Company will result in patents being issued. The Company has filed certain petitions to correct certain fee deficiencies for its pending patent applications and there can be no assurance that such petitions can be granted or that the Company will elect to pursue these applications. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. The patent position of high technology companies involves complex legal and factual questions and, therefore, their validity and enforceability cannot be predicted with certainty. There can be no assurance that any of the Company's patent applications, if issued, will not be challenged, invalidated, held unenforceable or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company against competitors with similar technology. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company. The Company has one registered trademark for "Digital River." Effective trademark and trade secret protection may not be available in every country in which the Company's products and services are made available online. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's trade secrets, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that others will not independently develop substantially equivalent intellectual property. A failure by the Company to protect its intellectual property in a meaningful manner could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and technical resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, there can be no assurance that other parties will not assert infringement claims against the Company. From time to time, the Company may receive notice of claims of infringement of other parties' proprietary rights. There can be no assurance that such claims will not be asserted or prosecuted against the Company in the future or that any past or future assertions or prosecutions will not materially adversely affect the Company's business, financial condition and results of operations. The defense of any such claims, whether such claims are with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require the Company to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all. In the event of a successful claim of infringement against the Company and the failure or inability of the Company to develop non-infringing technology or license the infringed or similar technology on a timely basis, the Company's business, financial condition and results of operations could be materially adversely affected.

EMPLOYEES

    As of June 30, 1998, the Company employed 76 people, including 8 in administration, 40 in product development and operations and 28 in sales and marketing. The Company also employs independent contractors and other temporary employees. None of the Company's employees is represented by a labor union, and the Company considers its employee relations to be good. Competition for qualified personnel in the Company's industry is intense, particularly among software development and other technical staff. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel.

FACILITIES

    The Company currently leases approximately 6,400 and 7,000 square feet of office and warehouse space, respectively from Tech Squared in Edina, Minnesota. Obligations under the lease from Tech Squared will continue through December 31, 1998 or until a party is found to sublease the office space, whichever is earlier. The Company will continue to pay for warehouse space from Tech Squared as long as it continues to utilize any of the space. Rent for the warehouse space will be calculated pursuant to a formula based on square footage utilized. The Company has also entered into a sublease agreement, effective July 15, 1998, for approximately 32,900 square feet of office and warehouse space in Eden Prairie, Minnesota. This sublease agreement expires on July 31, 2003. The Company believes that its facilities will be adequate to accommodate the Company's needs for the foreseeable future.

LEGAL PROCEEDINGS

    From time to time, the Company may be involved in litigation relating to claims arising out of its ordinary course of business. The Company presently is not subject to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth information regarding the Company's executive officers, key employees and directors as of August 6, 1998.

               NAME                  AGE                             POSITION
-----------------------------------  ---   ------------------------------------------------------------
Joel A. Ronning....................  42    Chief Executive Officer and Director
Perry W. Steiner...................  32    President and Director
Robert E. Strawman.................  38    Chief Financial Officer and Treasurer
Kelly J. Wical.....................  41    Chief Technology Officer
Draper M. Jaffray..................  36    Vice President of Business Development
Terence M. Strom...................  54    Vice President of Marketing
Gregory R.L. Smith.................  31    Secretary and Controller
Randy J. Womack....................  34    Chief Information Officer
Timothy C. Choate..................  33    Director
Thomas F. Madison (1)(2)...........  62    Director
Charles E. Reese, Jr...............  44    Director
Christopher J. Sharples............  51    Director
J. Paul Thorin (1)(2)..............  54    Director

------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

    Mr. Ronning founded the Company in February 1994 and has been President and Chief Executive Officer and a director of the Company since that time. From February 1994 to July 1998, Mr. Ronning was also President of the Company. Since May 1995, Mr. Ronning has served as Chairman of the Board of Directors of Tech Squared, a direct catalog marketer of software and hardware products. From May 1995 to July 1998, Mr. Ronning served as Chief Executive Officer, Chief Financial Officer and Secretary of Tech Squared. From May 1995 to August 1996, Mr. Ronning also served as the President of Tech Squared. Mr. Ronning is the founder of MacUSA, Inc., a wholly-owned subsidiary of Tech Squared, and has served as a director and Chief Executive Officer of MacUSA, Inc. since April 1990. Mr. Ronning also serves as a director of the Software Publishers Association.

    Mr. Steiner joined the Company in July 1998 as President and has served as a director of the Company since April 1998. Since January 1997 Mr. Steiner has served as Vice President of Wasserstein Perella & Co., Inc., an investment banking firm, and as Vice President of Wasserstein Perella Ventures, Inc., the general partner of Wasserstein Adelson Ventures, L.P., a venture capital fund. Subsequent to accepting employment with the Company, Mr. Steiner has submitted his resignation to Wasserstein Perella & Co., Inc. and Wasserstein Perella Ventures, Inc. From June 1993 to December 1996, Mr. Steiner was a principal of TCW Capital, a group of leveraged buyout funds managed by Trust Company of the West.

    Mr. Strawman joined the Company in April 1998 as Chief Financial Officer and Treasurer. From September 1995 to April 1998, Mr. Strawman served as Director of Finance and Vice President of Finance for Caribou Coffee Company, Inc., a gourmet coffee retailer. From 1989 to 1995, Mr. Strawman held various financial positions at Software Etc. Stores, Inc., a specialty retailer of software, most recently as Chief Financial Officer.

    Mr. Wical joined the Company in April 1997 as Chief Technology Officer. From 1992 to April 1997, Mr. Wical was Director of Development and Chief Scientist/Architect of the ConText Server Division of Oracle Corporation. From 1987 to 1992, Mr. Wical was co-founder and Vice President of Research and Development for Artificial Linguistics, Inc., a developer of text management software.

    Mr. Jaffray joined the Company in December 1996 as Vice President of Business Development. From January 1996 to December 1996, Mr. Jaffray was a partner in The Firm, a computer products manufacturers representative. From 1991 to 1995, Mr. Jaffray served as Director of Sales for Tech Squared.

    Mr. Strom joined the Company as Vice President of Marketing in August 1998. From June 1993 to February 1997, Mr. Strom held various positions at Egghead, Inc., a computer software retailer, most recently as Chief Executive Officer. From January 1990 to June 1993, Mr. Strom held various positions at Best Buy Co., Inc., a consumer electronics retailer, most recently as Senior Vice President of Marketing.

    Mr. Smith joined the Company as Controller in June 1997 and has served as Secretary and Controller since December 1997. From November 1995 to June 1997, Mr. Smith was Manager, External Reporting and Investor Relations at Secure Computing Corporation, a developer of network and Internet security products. From June 1988 to November 1995, Mr. Smith held various positions with Ernst & Young LLP.

    Mr. Womack joined the Company in October 1997 as Chief Information Officer. From May 1997 to September 1997, Mr. Womack was Director of Engineering at Xerox Corporation. From 1992 to 1997, Mr. Womack held various positions, including Development Manager at Oracle Corporation. From 1989 to 1992, Mr. Womack was Director of Technical Services at Artificial Linguistics, Inc.

    Mr. Choate has served as a director of the Company since May 1998. Mr. Choate has been Chairman of FreeShop International, Inc. since its inception in June 1997 and has been President and Chief Executive Officer since March 1998. Mr. Choate co-founded Online Interactive, Inc., the original parent company of FreeShop International, Inc., in June 1994, and served as President, Chief Executive Officer and Chairman until February, 1997 and Chairman until July 1997. Mr. Choate served as a Vice President of Micro Warehouse, Inc. from July 1997, when it acquired Online Interactive, Inc., until February 1998. From February 1991 to May 1994, Mr. Choate held various positions at Softdisk Publishing, LLC, most recently as President. From February 1989 until February 1991, Mr. Choate was a Senior Marketing Manager at Prodigy Services Company.

    Mr. Madison has served as a director of the Company since August 1996. Since January 1993 he has been the President and Chief Executive Officer of MLM Partners, a consulting and small business investment company. From February 1994 to September 1994, Mr. Madison served as Vice Chairman and Chief Executive Officer at Minnesota Mutual Life Insurance Company. From June 1987 to December 1992, Mr. Madison was President of US WEST Communications Markets, a division of US WEST, Inc. Mr. Madison also serves on the Boards of Directors of Valmont Industries Inc., Eltrax Systems, Inc., Minnegasco Division of Houston Industries, ACI Telecentrics, Span Link Communications and Delaware Group of Funds.

    Mr. Reese has served as a director of the Company since July 1996. In August 1996, Mr. Reese joined Tech Squared, Inc. as President and Chief Operating Officer and has served as a director of Tech Squared since April 1996. From April 1995 to August 1996, Mr. Reese served as Vice President of Sales and Marketing for the Weidt Group, Inc., a privately-held custom software development firm specializing in Internet Web site design and development. From July 1987 to April 1995, Mr. Reese served as Vice President of Sales at Lasermaster Corp., a manufacturer and seller of high-resolution plain paper typesetters, chemical-free image setters and large format color printers.

    Mr. Sharples has served as a director of the Company and Digital River Ltd., a wholly-owned subsidiary of the Company, since April 1998. Since 1973, Mr. Sharples has served as a director of GNI Ltd., a firm specializing in the derivatives market, which he co-founded in 1972. Since 1995, Mr. Sharples has been Chairman of Lombard Street Research, an economic research firm. Since November 1996, Mr. Sharples has been the Chairman of Datastream International Ltd., a supplier of on-line historical financial and economic information to investment professionals. Since 1981, Mr. Sharples has been the Chairman of ICV Ltd, a financial information company. Both Datastream International Ltd. and ICV Ltd. are subsidiaries of Primark Corporation, a information services company. From 1987 to 1995, Mr. Sharples was Chairman of the Association of Futures Brokers & Dealers and the Securities and Futures Authority, front line regulatory organizations designated under the laws of Great Britain.

    Mr. Thorin has served as a director of the Company since June 1996. Since April 1996, Mr. Thorin has served as General Counsel of Fujitsu America Inc., a subsidiary of Fujitsu Limited and since June 1997 as its Vice President and General Counsel. From April 1990 to March 1996, Mr. Thorin held the position of Associate Corporate Counsel of Fujitsu America Inc.

BOARD COMPOSITION

    The Company currently has authorized seven directors. In accordance with the terms of the Company's Restated Certificate of Incorporation, effective upon the closing of this offering, the terms of office of the Board of Directors will be divided into three classes: the Class I term will expire at the annual meeting of stockholders to be held in 1999; the Class II term will expire at the annual meeting of stockholders to be held in 2000; and the Class III, term will expire at the annual meeting of stockholders to be held in 2001. The Class I directors will be Messrs. Madison and Reese, the Class II directors will be Messrs. Choate and Sharples and the Class III directors will be Messrs. Ronning, Steiner and Thorin. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the Company's Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. Although directors of the Company may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock, the Company's Restated Certificate of Incorporation provides that holders of two-thirds of the Common Stock must vote to approve the removal of a director without cause. There are no family relationships among any of the directors and executive officers of the Company.

BOARD COMMITTEES

    The Audit Committee consists of Messrs. Madison and Thorin. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent public accountants, reviews the results and scope of the audit and other services provided by the Company's independent public accountants and reviews and evaluates the Company's control functions.

    The Compensation Committee consists of Messrs. Madison and Thorin. The Compensation Committee administers the issuance of stock under the Company's 1998 Stock Option Plan, makes recommendations regarding the Company's various incentive compensation and benefit plans and determines salaries for the executive officers and incentive compensation for employees and consultants of the Company.

DIRECTOR COMPENSATION

    Directors do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance at Board and Committee meetings. From time to time, certain non-employee directors of the Company have received grants of options to purchase shares of the Company's Common Stock. In June 1996, Mr. Thorin was granted an option to purchase 13,333 shares of the Company's Common Stock at an exercise price of $0.38 per share. In September 1996, Messrs. Madison and Reese were granted options to purchase 53,333 and 13,333 shares of the Company's Common Stock, respectively, each at an exercise price of $1.13 per share. In April 1998, Messrs. Madison, Reese and Thorin were granted options to purchase 1,867, 467 and 467 shares of the Company's Common Stock, respectively, each at an exercise price of $3.00 per share. In May 1998, Mr. Choate was granted an option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $3.00 per share. The Company may compensate non-employee directors in the future for their attendance at Board and Committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to April 1998, the Company did not have a Compensation Committee of the Board of Directors, and the entire Board participated in all compensation decisions, except that Mr. Ronning did not participate in decisions relating to his compensation. In April 1998, the Board formed the Company's Compensation Committee to review and recommend to the Board the compensation and benefits for the Company's executive officers and administer the Company's stock option plan. Certain of the Company's directors, or affiliated entities, have purchased securities of the Company. See "Certain Transactions" and "Principal Stockholders."

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company during the fiscal year ended December 31, 1997 to the Company's Chief Executive Officer and all other executive officers receiving compensation in excess of $100,000 in fiscal 1997 (the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE (1)

                                                                                                   LONG-TERM
                                                                                              COMPENSATION AWARDS
                                                                                              --------------------
                                                                                                   SECURITIES
                                                                        ANNUAL COMPENSATION        UNDERLYING
NAME AND PRINCIPAL POSITION                                                  SALARY($)             OPTIONS(#)
----------------------------------------------------------------------  --------------------  --------------------
Joel A. Ronning ......................................................       $  140,000                --
  Chief Executive Officer
Draper M. Jaffray ....................................................          120,000                80,267
  Vice President of Business Development

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the Named Executive Officers, which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding stock options granted by the Company during the fiscal year ended December 31, 1997 to each of the Named Executive Officers:


                                                                                               POTENTIAL
                                                                                            REALIZABLE VALUE
                                                                                               AT ASSUMED
                                             INDIVIDUAL GRANTS                              ANNUAL RATES OF
                       --------------------------------------------------------------         STOCK PRICE
                         NUMBER OF     PERCENTAGE OF                                        APPRECIATION FOR
                        SECURITIES     TOTAL OPTIONS                                             OPTION
                        UNDERLYING      GRANTED IN       EXERCISE                              TERM($)(4)
                          OPTIONS       FISCAL 1997        PRICE                       --------------------------
NAME                   GRANTED(#)(1)      (%)(2)         ($/SH)(3)    EXPIRATION DATE     5%($)         10%($)
---------------------  -------------  ---------------  -------------  ---------------  ------------  ------------
Joel A. Ronning......       --              --              --              --              --            --
Draper M. Jaffray....       80,000            16.1%      $    1.13          2/4/07     $  1,018,000  $  1,670,800
                               267              .1            1.69         6/26/07            3,248         5,427


------------------------

(1) The options become exercisable at a rate of 25% on the first anniversary of the vesting commencement date and 25% annually thereafter and expire ten years from the date of grant, or earlier upon termination of employment.

(2) Based on an aggregate of 496,817 shares subject to options granted to employees, directors of and consultants to the Company in the fiscal year ended December 31, 1997, including the Named Executive Officers.

(3) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date of grant.


(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers. The potential realizable value is calculated by assuming that the initial public offering price of $8.50 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The potential realizable value computation is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock.


    RECENT OPTION GRANTS. Since December 31, 1997, the Company has granted options to purchase 433,333, 80,000 and 26,667 shares of Common Stock, each at an exercise price of $3.00 per share, to Messrs. Ronning, Strawman and Wical, respectively. In August 1998, the Company granted to Mr. Strom an option to purchase 150,000 shares of Common Stock at an exercise price equal to the lesser of $11.00 per share or the initial public offering price. With the exception of the grant to Mr. Ronning which becomes exercisable at a rate of 25% on the date of grant and 18.75% annually thereafter, all grants made to the above executive officers become exercisable at a rate of 25% on the first anniversary of the vesting commencement date and 25% annually thereafter. In July 1998, the Company granted options to purchase 550,000 shares of Common Stock to Mr. Steiner. See "--Employment Agreements."

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND 1997 YEAR-END OPTION VALUES

    The following table sets forth for each of the Named Executive Officers the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1997:


                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED OPTIONS   IN-THE- MONEY OPTIONS AT
                          SHARES                        AT DECEMBER 31, 1997          DECEMBER 31, 1997(1)
                        ACQUIRED ON      VALUE     ------------------------------  --------------------------
NAME                    EXERCISE(#)   REALIZED($)  EXERCISABLE(#) UNEXERCISABLE($) EXERCISABLE($) UNEXERCISABLE($)
---------------------  -------------  -----------  -------------  ---------------  -----------  -------------
Joel A. Ronning......       --            --           160,000          53,333      $1,300,000    $ 433,331
Draper M. Jaffray....       --            --            20,000          60,267        147,500       444,319


------------------------


(1) Value of unexercised in-the-money options are based on a value of $8.50 per share, the initial public offering price minus the per share exercise price, multiplied by the number of shares underlying the option.


EMPLOYMENT AGREEMENTS

    In May 1998, the Company entered into an employment and non-competition agreement (the "Employment Agreement") with Joel A. Ronning, the Company's Chief Executive Officer. The term of the Employment Agreement is for a period of two years (the "Expiration Date") with automatic one-year renewals if not terminated prior to the Expiration Date (as extended in connection with any renewed term). Mr. Ronning's compensation pursuant to the Employment Agreement consists of a base salary of $140,000 per year, with an increase to not less than $225,000 upon the successful completion of the Company's initial public offering. In addition, in 1998, Mr. Ronning will receive a bonus consisting of (i) 50% of his base salary upon the successful completion of the Company's initial public offering and

(ii) 50% of his base salary upon the Company achieving certain revenue milestones in 1998. Future annual bonuses will be determined at the discretion of the Board. In the event of Mr. Ronning's termination under certain circumstances, including termination upon a change in control of the Company, he will be entitled to termination payments equal to his base salary at the time of termination plus a weighted three year average of his annual bonus amount. In the event of a change of control, any unvested and unexercised stock options held by Mr. Ronning will immediately vest and become exercisable. Mr. Ronning has also agreed not to compete with the Company, for a period of twelve months following termination under certain circumstances, in countries or territories where the Company conducts business.

    In July 1998, the Company entered into an employment agreement with Perry Steiner, the Company's President. Mr. Steiner's compensation pursuant to his employment agreement consists of base salary of $200,000. In addition, Mr. Steiner will be paid a bonus equal to 50% of his base salary on December 31, 1998 unless he has voluntarily terminated or been terminated for cause on that date. Future annual bonuses will be determined at the discretion of the Board. Mr. Steiner also was granted options to purchase 550,000 shares of the Company's Common Stock at an exercise price equal to the lesser of $11.00 per share or the initial public offering price of the Company's Common Stock. Options to purchase 137,500 shares of Common Stock vested on Mr. Steiner's first day of employment with the Company and options to purchase an additional 137,500 shares of Common Stock will vest on the third anniversary of Mr. Steiner's date of employment; provided that vesting of such options will accelerate if certain events occur related to Mr. Steiner's relocation. Of the remaining options, options to purchase 91,666 shares of Common stock will vest on the first anniversary of Mr. Steiner's hire date, options to purchase 91,667 shares of Common Stock will vest on the second anniversary of his hire date and options to purchase 91,667 shares of Common Stock will vest on the third anniversary of his hire date. In the event of a change of control, as defined in the employment agreement, any unvested stock options granted to Mr. Steiner in connection with his employment agreement (except, in the case of a change of control that occurs after April 1, 1999, for any options that have failed to vest by April 1, 1999 as a result of a failure to relocate as described above) will immediately vest and become exercisable. If Mr. Steiner is terminated involuntarily other than for cause, he will be entitled to receive upon execution of a one year noncompete agreement
(i) salary continuation payments, at his monthly base salary rate, for a period of twelve months after his date of termination, (ii) acceleration of vesting for the next increment of outstanding options that have not vested and (iii) a bonus for the year in which termination occurred. If Mr. Steiner terminates his employment voluntarily, the Company has the right to require Mr. Steiner to execute a noncompete agreement effective for a period of one year from the date of termination. If the Company exercises this option, Mr. Steiner will receive salary continuation payments, at his monthly base salary rate, for a period of six months after his date of termination, if termination occurs in his first year of employment, or for a period of twelve months after his date of termination, if termination occurs subsequent to the first anniversary of his hire date.

EMPLOYEE BENEFIT PLANS

    1998 STOCK OPTION PLAN. The Company's 1998 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors in June 1998 as an amendment and restatement of the Amended and Restated 1994 Stock Option Plan which had been adopted in December 1997. There is currently an aggregate of 2,333,333 shares of Common Stock authorized for issuance under the Option Plan.

    The Option Plan provides for the grant of incentive stock options, as defined under the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee-directors) of the Company and its affiliates. The Option Plan also provides for the grant of nonstatutory stock options to such employees as well as to directors and consultants of the Company and its affiliates.

    The Board (or a Committee appointed by the Board) administers the Option Plan and determines both the recipients of options and the type of options to be granted, including the exercise price, number of shares subject to the option and the exercisability thereof. The terms of options granted under the Option Plan generally may not exceed 10 years. While the Board determines the exercise price of options, the exercise price for an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date of the option grant. Options vest at the rate specified in the option agreement.

    No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under the Option Plan and all other option plans of the Company and its affiliates) may not exceed $100,000.

    When the Company becomes subject to Section 162(m) of the Code (which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000), no employee may be granted options under the Option Plan covering more than 333,333 shares of Common Stock in any calendar year.

    If there is any sale of all or substantially all of the Company's assets, any merger, any reverse merger or any consolidation in which the Company is not the surviving corporation, any surviving entity may assume or substitute for all outstanding options under the Option Plan. If the surviving entity does not do so, the vesting and exercisability of options held by persons still serving the Company or an affiliate will be accelerated. However, if the Company and the other party to such transaction agree that such transaction is to be treated as a "pooling of interests" for financial reporting purposes, and if such transaction in fact is so treated, then the accelerated vesting of options will not occur to the extent that the Company's independent public accountants and such other party's independent public accountants separately determine in good faith that such acceleration would preclude the use of "pooling of interests" accounting. In any event, all options will terminate if not exercised prior to such sale of assets, merger, reverse merger or consolidation.

    If there is an acquisition by certain persons, entities or groups of 50% or more of the Company's stock, then the exercisability and vesting of options held by persons still serving the Company or an affiliate also will be accelerated but the options will not automatically terminate if not exercised prior to such acquisition (unless such options otherwise expire by their terms).

    Generally, an optionee may not transfer an option other than by will or the laws of descent or distribution. An optionee whose service to the Company and its affiliates ceases for any reason (other than by death or permanent and total disability) may exercise an option, as to vested shares, in the three-month period following such cessation (unless such option expires sooner or later by its terms). An optionee may exercise an option, as to vested shares, for up to one year after the optionee's service to the Company and its affiliates ceases due to death or disability (unless such option expires sooner or later by its terms).

    Shares subject to options that have expired or otherwise terminated without having been exercised in full again become available for the grant of options under the Option Plan.


    As of August 6, 1998, 13,666 shares of Common Stock had been issued upon the exercise of options granted under the Option Plan, options to purchase 1,788,814 shares of Common Stock were outstanding and 530,853 shares remained available for future grant. The Option Plan will terminate in June 2008 unless sooner terminated by the Board.



    In addition, the Company has granted options outside of the Option Plan to purchase 502,941 shares of Common Stock and as of August 6, 1998, all of these shares were outstanding.


    401(K) PLAN. In 1997, the Company established a defined contribution retirement plan (the "401(k) Plan") covering all employees of the Company meeting minimum age and service requirements. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit allowable under Internal Revenue Service Regulations and to have that amount contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions by the Company on behalf of all participants in the 401(k) Plan. The Company currently provides a matching contribution of 50% of an employee's contribution on an annual basis. Company matching contributions vest 100% upon completion of two years of service by the employee. The 401(k) Plan is intended to qualify under Section 401(k) of the Code so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and that contributions by the Company will be deductible by the Company when made. The trustee of the 401(k) Plan invests the assets of the 401(k) Plan at the direction of each participant based on certain investment options.

INDEMNIFICATION AND LIMITATION OF DIRECTOR AND OFFICER LIABILITY

    The Company's Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for
(i) any breach of their duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. The Company has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

    The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

    TRANSACTIONS WITH TECH SQUARED, INC.


    Joel A. Ronning is currently the Chairman of the Board of Directors of Tech Squared, Inc. and owns approximately 49% of Tech Squared's outstanding Common Stock as of June 30, 1998. In December 1995, Mr. Ronning issued an option to MacUSA, Inc., a wholly owned subsidiary of Tech Squared, to purchase 3,200,000 shares of the Company's Common Stock held by him for $1.00. The option is not transferable and is exercisable at any time through December 31, 2000. During the term of the option, Mr. Ronning has agreed to vote the 3,200,000 shares as directed by the Board of Directors of MacUSA, Inc. In addition, MacUSA, Inc. has agreed to reimburse Mr. Ronning for any tax liability that he may incur in connection with the transfer of the option or the shares of Digital River stock issuable upon exercise thereunder. If MacUSA, Inc. exercises its option to purchase Mr. Ronning's interest in Digital River, it will own approximately 19.12% of the outstanding capital stock of the Company after the completion of this offering. In addition, some of Mr. Ronning's time is spent fulfilling his duties as Chairman of the Board of Directors of Tech Squared.


    Mr. Reese, a director of the Company, is also President and Chief Operating Officer of Tech Squared.

    Tech Squared currently provides office and warehouse space and certain administrative, financial and software product fulfillment services for the Company. Charges for these services totalled approximately $168,000 and $171,000 for fiscal 1997 and the six months ended June 30, 1998, respectively.

    TRANSACTIONS WITH FUJITSU LIMITED


    Fujitsu Limited ("Fujitsu"), which will own approximately 13.11% of the outstanding capital stock of the Company after the completion of this offering, purchased 2,133,333 shares of Common Stock for $800,000 pursuant to a Stock Purchase Agreement between the Company and Fujitsu, dated August 1994 (the "Stock Purchase Agreement"). Under the terms of the Stock Purchase Agreement and related agreements, Fujitsu obtained certain rights and guarantees including, but not limited to the following: a security interest in the Company's Common Stock held by Mr. Ronning; covenants requiring Fujitsu's approval for certain major business transactions and decisions; registration rights; right of first refusal on future equity offerings of the Company; right to designate two members of the Company's Board of Directors; a right of first refusal or an option to purchase the Company's technology in the event of a bonafide third party offer or change in control, respectively; and a perpetual, exclusive and royalty-free license to use, develop, market and distribute certain encryption technologies, unrelated to the current encryption technologies utilized by the Company relating to ESD, in the Asia-Pacific region. Prior to the Modification Agreement (as defined below), the covenants requiring Fujitsu's approvals for certain major business transactions and decisions were to terminate in August 2001 and substantially all other rights, with the exception of the registration rights and technology license, were to terminate following an initial public offering or change in control.


    In December 1997, Fujitsu and the Company entered into the Fujitsu Modification Agreement (the "Modification Agreement") pursuant to which, in exchange for receiving 60,000 shares of Common Stock, Fujitsu agreed to relinquish its rights under the Stock Purchase Agreement (the "Prior Rights") except for the right to (i) designate, provided that Fujitsu's ownership percentage in the Company is not less than 10% and the Company has not initiated a public offering, one member to the Company's Board of Directors, (ii) retain its prior registration rights and (iii) retain a perpetual, exclusive and royalty-free license to use, develop, market and distribute certain encryption technologies, unrelated to the current encryption technologies utilized by the Company relating to ESD, in the Asia-Pacific region. In addition, pursuant to the terms of the Modification Agreement, the Company and Mr. Ronning agreed to execute and deliver a non-competition agreement. See "Management--Employment Agreements."

    Mr. Thorin, a director of the Company, is also Vice President and General Counsel of Fujitsu America, Inc., a subsidiary of Fujitsu.

    TRANSACTIONS WITH CHRISTOPHER J. SHARPLES


    Christopher J. Sharples, a director and stockholder of the Company, has purchased, in the aggregate, 1,234,666 shares of Common Stock for an aggregate purchase price of $3,704,000 or $3.00 per share. Mr. Sharples will own approximately 7.93% of the outstanding capital stock of the Company after the completion of this offering. In addition, in February 1998, Mr. Sharples and another stockholder (the "Sharples Team") have entered into a preliminary agreement with the Company (the "International Agreement") whereby the Sharples Team will help establish and oversee the international operations of the Company, to be based in the United Kingdom, for a term of three years. As consideration for their services, Mr. Sharples and the other stockholder each received a warrant issuable for 100,000 shares of Common Stock, at a purchase price of $3.00 per share. The International Agreement also requires the Company to designate Mr. Sharples as a member of the Company's Board of Directors.


    TRANSACTIONS WITH WASSERSTEIN ADELSON VENTURES, L.P.

    In April 1998, Wasserstein Adelson Ventures, L.P. ("Wasserstein") purchased 1,500,000 shares of Series A Preferred Stock from the Company at a purchase price of $2.00 per share (which will convert into 1,000,000 shares of Common Stock upon consummation of this offering). In connection with the purchase of the Series A Preferred Stock, the Company issued to Wasserstein a warrant to purchase 50,000 shares of Common Stock at $3.00 per share. The Warrant can be exercised immediately and expires in April 2003.

    In connection with certain advisory services provided by Wasserstein to the Company, the Company issued to Wasserstein a conditional warrant (the "Conditional Warrant") that is exercisable, at any time after the date of the Company's initial public offering and on or before the fifth anniversary of the initial public offering. If the Company consummates its initial public offering on or prior to December 31, 1998, the Conditional Warrant will represent the right to purchase 100,000 shares of Common Stock at $3.00 per share. If the Company consummates its initial public offering after December 31, 1998 but on or prior to March 31, 1999 at a price per share greater than $22.50, then the Conditional Warrant will represent the right to purchase 33,333 Shares of Common Stock at $3.00 per share.

    Each of the above warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances including stock dividends, stock splits, reorganizations, reclassifications and consolidations. Wasserstein is also entitled to certain rights with respect to the registration of such shares underlying the warrants under the Securities Act.

    Since January 1997, Mr. Steiner, the President and a director of the Company, has served as Vice President of Wasserstein Perella & Co., Inc. and Wasserstein Perella Ventures, Inc., the general partner of Wasserstein. Subsequent to accepting employment with the Company in July 1998, Mr. Steiner has submitted his resignation to Wasserstein Perella & Co., Inc. and Wasserstein Perella Ventures, Inc.

    OTHER TRANSACTIONS

    Listed below are the directors, executive officers and five percent stockholders who have acquired shares of the Company's Common Stock or Series A Preferred Stock:

                                                                 SHARES OF
                                                    SHARES OF     SERIES A
                                                      COMMON     PREFERRED      AGGREGATE
                                                      STOCK        STOCK     CONSIDERATION($)
                                                   ------------  ----------  ---------------
Tech Squared, Inc. (1)...........................     3,200,000                          1
Fujitsu Limited (2)..............................     2,193,333                    800,000
Wasserstein Adelson Ventures, L.P. (3)...........       150,000   1,500,000      3,001,250
Joel A. Ronning (1) (4)..........................     3,270,175                    200,000
Robert E. Strawman...............................         2,666                      7,600
Kelly J. Wical...................................         3,508                     10,000
Draper M. Jaffray................................         1,666                      4,750
Gregory R.L. Smith...............................         2,400                      6,840
Randy J. Womack..................................        18,771                     53,498
Thomas F. Madison................................        33,333                     95,000
Christopher J. Sharples (5)......................     1,334,666                  3,704,000

------------------------

(1) Includes 3,200,000 shares of Common Stock which MacUSA, Inc., a wholly-owned subsidiary of Tech Squared, has the right to acquire, at a purchase price of $1.00, from Mr. Ronning pursuant to the terms of a stock option agreement entered into between Mr. Ronning and MacUSA, Inc. in December 1995.

(2) Includes 60,000 shares of Common Stock received as part of the Modification Agreement as consideration to Fujitsu Limited for relinquishing the Prior Rights.

(3) Includes 50,000 shares of Common Stock issuable, at a purchase price of $3.00 per share, pursuant to a warrant purchased for $750 and 100,000 shares of Common Stock issuable, at a purchase price of $3.00 per share, pursuant to a conditional warrant purchased for $500. The shares of Series A Preferred Stock will convert into 1,000,000 shares of Common Stock upon consummation of the offering. See "Principal Stockholders."

(4) The Company issued 3,200,000 shares of Common Stock to Mr. Ronning in August 1994 as consideration for rights to certain technology contributed to the Company by Mr. Ronning.

(5) Includes 541,666, 166,666 and 526,333 shares of Common Stock registered in the name of Latour Trustees (Jersey) Limited, Latour Trustees (Jersey) Limited and Mark Henry Murray as Trustees of the Murray 1987 Settlement and Wilbro Nominees Limited, respectively. Of the 541,666 shares of Common Stock registered in the name of Latour Trustees (Jersey) Limited, 41,666 of such shares are held by Mr. Sharples' wife. Of the 526,333 shares of Common Stock registered in the name of Wilbro Nominees Limited, 5,000 of such shares are held by Mr. Sharples' children. Also, includes 100,000 shares of Common Stock issuable, at a purchase price of $3.00 per share, pursuant to a warrant issued to Mr. Sharples as consideration for entering into the International Agreement.

    The holder of the Company's Series A Preferred Stock and certain holders of Common Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof. See "Description of Capital Stock--Registration Rights."

    The Company intends to enter into indemnification agreements with its directors and executive officers for the indemnification of and advancement of expenses to such persons to the fullest extent permitted by law. The Company also intends to execute such agreements with its future directors and executive officers.

    The Company believes that the foregoing transactions were in its best interest and were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and any of its officers, directors or principal stockholders will be approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of August 6, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby by (i) each of the Company's Named Executive Officers, (ii) each of the Company's directors, (iii) each holder of more than 5% of the Company's Common Stock and
(iv) all current directors and executive officers as a group.


                                                                                               PERCENTAGE OF SHARES
                                                                                              BENEFICIALLY OWNED(1)
                                                                                 SHARES      ------------------------
                                                                              BENEFICIALLY    PRIOR TO       AFTER
BENEFICIAL OWNERS                                                               OWNED(1)      OFFERING     OFFERING
----------------------------------------------------------------------------  -------------  -----------  -----------
Joel A. Ronning (2) (3) ....................................................      3,591,841      25.55%       21.06%
  c/o Digital River, Inc.
  9625 West 76th Street
  Eden Prairie, Minnesota 55344

Tech Squared, Inc. (3) .....................................................      3,200,000      23.30        19.12
  5198 West 76th Street, Suite 220
  Edina, Minnesota 55439

Fujitsu Limited ............................................................      2,193,333      15.97        13.11
  1-1 Kamikodanaka 4-Chome
  Nakahara-Ku
  Kawasaki 211 Japan

Christopher J. Sharples (4) ................................................      1,334,666       9.65         7.93
  GNI Ltd.
  25 Dowgate Hill
  London EC4R 2GN
  United Kingdom

Wasserstein Adelson Ventures, L.P. (5) .....................................      1,150,000       8.28         6.81
  31 West 52nd Street
  New York New York 10019

Draper M. Jaffray (6) ......................................................         21,732       *            *

Timothy C. Choate (7) ......................................................          5,000       *            *

Thomas F. Madison (8) ......................................................         88,533       *            *

Charles E. Reese, Jr. (9) ..................................................         13,800       *            *

Perry W. Steiner (10) ......................................................        275,000       1.96         1.62

J. Paul Thorin (11) ........................................................         13,800       *            *

All directors and executive officers as a group (13 persons) (12) ..........      5,415,611      37.11        30.79


------------------------

  * Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.


 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or exercisable within 60 days of August 6, 1998. Percentage of beneficial ownership is based on 13,734,047 shares of Common Stock outstanding as of August 6, 1998 and 16,734,047 shares of Common Stock outstanding after the completion of this offering.

 (2) Includes 321,666 shares Mr. Ronning has the right to acquire pursuant to options exercisable within 60 days of August 6, 1998.

 (3) Includes 3,200,000 shares MacUSA, Inc., a wholly-owned subsidiary of Tech Squared, has the right to acquire from Mr. Ronning pursuant to a stock option agreement entered into between Mr. Ronning and MacUSA, Inc. in December 1995. During the term of the option, Mr. Ronning has agreed to vote such 3,200,000 shares at the discretion of MacUSA, Inc.

 (4) Includes 541,666, 166,666 and 526,333 shares registered in the name of Latour Trustees (Jersey) Limited, Latour Trustees (Jersey) Limited and Mark Henry Murray as Trustees of the Murray 1987 Settlement and Wilbro Nominees Limited, respectively. Of the 541,666 shares of Common Stock registered in the name of Latour Trustees (Jersey) Limited, 41,666 of such shares are held by Mr. Sharples' wife. Of the 526,333 shares of Common Stock registered in the name of Wilbro Nominees Limited, 5,000 of such shares are held by Mr. Sharples' children. Also includes 100,000 shares Mr. Sharples has the right to acquire pursuant to a warrant exercisable within 60 days of August 6, 1998.

 (5) Includes 50,000 shares Wasserstein Adelson Ventures, L.P. has the right to acquire pursuant to a warrant exercisable within 60 days and 100,000 shares issuable to Wasserstein Adelson Ventures, L.P. pursuant to a warrant which is exercisable upon the completion of the Company's initial public offering.

 (6) Includes 20,066 shares issuable upon exercise of options exercisable within 60 days of August 6, 1998.

 (7) Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of August 6, 1998.

 (8) Includes 55,200 shares issuable upon exercise of options exercisable within 60 days of August 6, 1998.

 (9) Includes 13,800 shares issuable upon exercise of options exercisable within 60 days of August 6, 1998.

 (10) Includes 137,500 shares issuable upon exercise of options exercisable within 60 days of August 6, 1998 and 137,500 shares issuable to Mr. Steiner pursuant to an option which is exercisable upon the earlier of (i) the occurrence of certain events related to Mr. Steiner's relocation or
      (ii) on the third anniversary of his first day of employment. Subsequent to accepting employment with the Company in July 1998, Mr. Steiner has submitted his resignation to Wasserstein Perella & Co., Inc. and Wasserstein Perella Ventures, Inc., the general partner of Wasserstein Adelson Ventures, L.P. Mr. Steiner disclaims beneficial ownership of the shares held by Wasserstein Adelson Ventures, L.P. except to the extent of his pecuniary interest therein.

 (11) Includes 13,800 shares issuable upon exercise of options exercisable within 60 days of August 6, 1998.

 (12) Includes 757,531 shares issuable upon exercise of options exercisable within 60 days of August 6, 1998 and 100,000 shares subject to warrants.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, the authorized capital stock of the Company will consist of 45,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

COMMON STOCK

    As of August 6, 1998, there were 13,734,047 shares of Common Stock outstanding held of record by approximately 122 stockholders (which includes shares of Preferred Stock that will be converted into Common Stock upon completion of this offering).

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of the Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution, or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon the completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

    Upon the closing of this offering, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock, $0.01 par value, in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights and the qualifications, limitations, or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. Upon the completion of this offering, there will be no shares of Preferred Stock outstanding and the Company has no current plans to issue any of the Preferred Stock.

WARRANTS

    As of August 6, 1998, the Company had outstanding warrants to purchase an aggregate of 803,008 shares of the Company's Common Stock. The warrants expire at various times ranging from December 2001 to May 2003. Generally, each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, consolidations and certain dilutive issuances of securities at prices below the then existing warrant exercise price. All warrants are currently exercisable, except for one warrant to purchase 100,000 shares, which only becomes exercisable upon the completion of the Company's initial public offering.

REGISTRATION RIGHTS

    Pursuant to agreements between the Company and the holders (or their permitted transferees) ("Holders") of approximately 8,081,506 shares of Common Stock (assuming the conversion of all outstanding Preferred Stock upon the completion of this offering) and options and warrants to purchase 1,034,416 shares of Common Stock, the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register its Common Stock under the Securities Act, subject to certain exceptions, the Holders are entitled to notice of the registration and are entitled at the Company's expense to include such shares therein, provided that the managing underwriters have the right to limit the number of such shares included in the registration. The Holders do not have registration rights with respect to this offering. In addition, certain of the Holders may require the Company, at its expense, on no more than one occasion, to file a registration statement under the Securities Act with respect to their shares of Common Stock. Such rights may not be exercised until six months after the completion of this offering. Further, Holders may require the Company, once every 12 months and at the Company's expense, to register the shares on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    The Company's Restated Certificate of Incorporation and Bylaws also require that, effective upon the closing of this offering, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Company. The Company's Restated Certificate of Incorporation also provides for the classification of the Board of Directors into three classes, only one of which will be elected at each annual meeting, and specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. These provisions, which require the vote of stockholders holding at least two-thirds of the outstanding shares to amend, may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. See "Management--Board Composition."

TRANSFER AGENT AND REGISTRAR

    Norwest Bank Minnesota, N.A. has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the completion of this offering, the Company will have outstanding 16,734,047 shares of Common Stock, based on the number of shares of Common Stock outstanding as of August 6, 1998, assuming (i) the issuance by the Company of shares of Common Stock offered hereby, (ii) the automatic conversion of all outstanding shares of series A Preferred Stock into Common Stock upon the completion of this offering, (iii) no exercise of options, warrants or other obligations to issue shares after August 6, 1998 and (iv) no exercise of the Underwriters' over-allotment option to purchase 450,000 shares of Common Stock, except as otherwise noted. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act. The remaining 13,734,047 shares of Common Stock held by existing stockholders are restricted securities in that they may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act or Rules 144, 144(k) or 701 or Regulation S as promulgated under the Securities Act. Holders, including all officers and directors, of 12,466,456 shares of the Company's Common Stock and an additional 1,282,675 shares issuable upon exercise of warrants and vested options have agreed with the representatives of the Underwriters, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from the Company), or to enter into any swap or similar arrangement that transfers, in whole or in part, the economic risks of ownership of the Common Stock, without the prior written consent of BT Alex. Brown Incorporated for a period of 180 days after the date of the Prospectus (the "Lock-Up Agreements"). As a result of such contractual restrictions and the provisions of Rule 144 and 701 or Regulation S, additional shares will be available for sale in the public market, subject to presentation of evidence satisfactory to the Company, including an opinion of counsel acceptable to the Company, that such sales may be made without registration pursuant to the Securities Act as follows: (i) 693,454 shares of Common Stock currently outstanding will be available for sale into the public market following the effectiveness of this Registration Statement, (ii) 146,666 shares of Common Stock currently outstanding and 19,342 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale 90 days after the date of this Prospectus, (iii) 8,415,048 restricted securities will be eligible for sale 180 days after the date of this Prospectus and (iv) the remainder of the restricted securities will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods.



    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, any holder, including an affiliate of the Company, of restricted securities as to which at least one year has elapsed since the later of the date of the holder's acquisition of such shares from the Company or from an affiliate, would be entitled within any three-month period to sell a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 167,340 shares immediately after the closing of this offering assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who beneficially owns restricted securities is entitled to sell such shares under Rule 144(k) without regard to the limitations described above, provided that at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company. The foregoing is a summary of Rule 144 and is not intended to be a complete description of that rule.

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers prior to the closing of this offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to stock options granted by the Company before this offering, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be restricted securities and, beginning 90 days after the date of this Prospectus (unless subject to the contractual restrictions described above), may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

    The Company intends to file a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the 1998 Stock Option Plan and also shares of Common Stock issuable upon exercise of options granted outside the 1998 Stock Option Plan. See "Management--Employee Benefit Plans." Such registration statement is expected to be filed and become effective not earlier than 180 days after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company. As of August 6, 1998, options to purchase 2,291,755 shares of Common Stock were issued and outstanding. See "Management--Employee Benefit Plans."

    Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or will continue after this offering or that the market price of the Common Stock will not decline below the initial public offering price. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. As described herein, only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), through their representatives BT Alex. Brown Incorporated, BancAmerica Robertson Stephens and Bear, Stearns & Co. Inc. (the "Representatives"), have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.


                                                                                   NUMBER OF
          UNDERWRITER                                                                SHARES
                                                                                   ----------
BT Alex. Brown Incorporated......................................................     862,000
BancAmerica Robertson Stephens...................................................     862,000
Bear, Stearns & Co. Inc..........................................................     461,000
ABN Amro Incorporated............................................................      60,000
Credit Suisse First Boston Corporation...........................................      60,000
Donaldson, Lufkin & Jenrette Securities Corporation..............................      60,000
NationsBanc Montgomery Securities LLC............................................      60,000
PaineWebber Incorporated.........................................................      60,000
Prudential Securities Incorporated...............................................      60,000
Chatsworth Securities LLC........................................................      35,000
Dain Rauscher Wessels............................................................      35,000
Dougherty Summit Securities LLC..................................................      35,000
Needham & Company, Inc...........................................................      35,000
Piper Jaffray Inc................................................................      35,000
The Robinson-Humphrey Company, LLC...............................................      35,000
The Seidler Companies Incorporated...............................................      35,000
Soundview Financial Group, Inc...................................................      35,000
C.E. Unterberg, Towbin...........................................................      35,000
Van Kasper & Company.............................................................      35,000
Waldron & Co., Inc...............................................................      35,000
Wheat First Union................................................................      35,000
Wit Capital Corporation..........................................................      35,000
                                                                                   ----------
  Total..........................................................................   3,000,000
                                                                                   ----------
                                                                                   ----------


    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.


    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.34 per share. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.10 per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives.



    The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it in the above table bears to 3,000,000, and the Company will be obligated, pursuant to the option to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,000,000 shares are being offered.


    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Each of the officers and directors and certain stockholders of the Company, holding in the aggregate 12,466,456 shares of Common Stock, have agreed not to offer, sell, contract to sell or otherwise dispose of (or enter into any transaction which is designed to, or could be expected to, result in the disposition of any portion of) any Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of BT Alex. Brown Incorporated. Such consent may be given at any time without public notice. The Company has entered into a similar agreement, except that it may issue, and grant options or warrants to purchase, shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, pursuant to the exercise of outstanding options and warrants and the Company's issuance of options and stock granted under the existing stock and stock purchase plans.

    The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock has been determined by negotiation among the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present stage of the Company's development and other factors deemed relevant.

    In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of the Common Stock in connection with this offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto and San Francisco, California. Certain legal matters related to the offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1996 and 1997, and for each of the years in the three year period ended December 31, 1997 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C., and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov.

                              DIGITAL RIVER, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accountants...................................................................         F-2

Consolidated Balance Sheets as of December 31, 1996, 1997 and June 30, 1998 (unaudited)....................         F-3

Consolidated Statements of Operations for the years ended December 31, 1995, 1996, 1997 and for the six
  months ended June 30, 1997 and 1998 (unaudited)..........................................................         F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1995, 1996, 1997
  and for the six months ended June 30, 1998 (unaudited)...................................................         F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996, 1997 and for the six
  months ended June 30, 1997 and 1998 (unaudited)..........................................................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Digital River, Inc.:

    We have audited the accompanying consolidated balance sheets of Digital River, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital River, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
  March 6, 1998 (except with respect to
  the reverse stock split described
  in Note 3, as to which the date is July 14, 1998)

                              DIGITAL RIVER, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                        DECEMBER 31,
                                                                    --------------------
                                                                      1996       1997
                                                                    ---------  ---------   JUNE 30,      PRO FORMA
                                                                                             1998      STOCKHOLDERS'
                                                                                          -----------    EQUITY AT
                                                                                          (UNAUDITED)  JUNE 30, 1998
                                                                                                         (NOTE 3)
                                                                                                       -------------
                                                                                                        (UNAUDITED)
                                                       ASSETS
Current assets:
  Cash and cash equivalents.......................................  $     800  $   2,126   $   4,755
  Short-term investments..........................................     --         --           4,934
  Accounts receivable, net allowance of $0, $20 and $82...........          4         94         196
  Prepaid expenses and other......................................          5        100         381
                                                                    ---------  ---------  -----------
    Total current assets..........................................        809      2,320      10,266
                                                                    ---------  ---------  -----------

Property and equipment:
  Property and equipment..........................................        115      1,035       2,553
  Accumulated depreciation........................................         (8)      (132)       (284)
                                                                    ---------  ---------  -----------
    Net property and equipment....................................        107        903       2,269
Other assets......................................................        286        182         162
                                                                    ---------  ---------  -----------
    Total assets..................................................  $   1,202  $   3,405   $  12,697
                                                                    ---------  ---------  -----------
                                                                    ---------  ---------  -----------

                                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Convertible debentures..........................................  $     998  $  --       $  --
  Accounts payable................................................        112        720       1,844
  Accrued payroll.................................................         30        197         467
  Due to related party............................................         67         46          55
  Other accrued liabilities.......................................         53        113          48
                                                                    ---------  ---------  -----------
    Total current liabilities.....................................      1,260      1,076       2,414
                                                                    ---------  ---------  -----------

Commitments and contingencies (Note 6)

Stockholders' equity (deficit):
  Preferred stock, $.01 par value; 1,500,000 shares authorized;
    1,500,000 shares of Series A preferred stock issued and
    outstanding...................................................     --         --              15    $   --
  Common stock, $.01 par value; 66,666,667 shares authorized;
    5,333,333, 9,241,881, 12,713,715 and 13,713,715 shares issued
    and outstanding...............................................         53         92         127            137
  Additional paid-in capital......................................        729      6,562      21,728         21,733
  Deferred compensation...........................................     --         --          (1,910)        (1,910)
  Accumulated deficit.............................................       (840)    (4,325)     (9,677)        (9,677)
                                                                    ---------  ---------  -----------  -------------
    Total stockholders' equity (deficit)..........................        (58)     2,329      10,283    $    10,283
                                                                    ---------  ---------  -----------  -------------
                                                                                                       -------------
      Total liabilities and stockholders' equity (deficit)........  $   1,202  $   3,405   $  12,697
                                                                    ---------  ---------  -----------
                                                                    ---------  ---------  -----------

   The accompanying notes are an integral part of these consolidated balance sheets.

                              DIGITAL RIVER, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                FOR THE YEAR ENDED DECEMBER 31,  FOR THE SIX MONTHS ENDED
                                                                                         JUNE 30,
                                                -------------------------------  ------------------------
                                                  1995       1996       1997        1997         1998
                                                ---------  ---------  ---------  -----------  -----------
                                                                                 (UNAUDITED)  (UNAUDITED)
Sales.........................................  $  --      $     111  $   2,472   $     461    $   5,746

Cost of sales.................................     --             95      2,052         379        4,791
                                                ---------  ---------  ---------  -----------  -----------
  Gross profit................................     --             16        420          82          955

Operating expenses:
  Sales and marketing.........................          3         68      1,501         629        3,433
  Product development and operations..........        130        230      1,528         415        1,611
  General and administrative..................         32        415        929         233        1,413
                                                ---------  ---------  ---------  -----------  -----------
    Total operating expenses..................        165        713      3,958       1,277        6,457
                                                ---------  ---------  ---------  -----------  -----------
Loss from operations..........................       (165)      (697)    (3,538)     (1,195)      (5,502)

    Interest income, net......................         22          8         53          19          150
                                                ---------  ---------  ---------  -----------  -----------
Net loss......................................  $    (143) $    (689) $  (3,485)  $  (1,176)   $  (5,352)
                                                ---------  ---------  ---------  -----------  -----------
                                                ---------  ---------  ---------  -----------  -----------

Basic and diluted net loss per share..........  $   (0.03) $   (0.13) $   (0.46)  $   (0.18)   $   (0.47)
                                                ---------  ---------  ---------  -----------  -----------
                                                ---------  ---------  ---------  -----------  -----------

Basic and diluted weighted average common
  shares outstanding..........................      5,333      5,333      7,514       6,438       11,279
                                                ---------  ---------  ---------  -----------  -----------
                                                ---------  ---------  ---------  -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                              DIGITAL RIVER, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                                                                          TOTAL
                                      PREFERRED STOCK        COMMON STOCK                                             STOCKHOLDERS'
                                     -----------------   --------------------   PAID-IN    DEFERRED     ACCUMULATED      EQUITY
                                      SHARES    AMOUNT     SHARES      AMOUNT   CAPITAL  COMPENSATION     DEFICIT       (DEFICIT)
                                     ---------  ------   -----------   ------   -------  ------------   -----------   -------------
Balance, December 31, 1994.........     --       $--        5,333       $ 53    $   725    $--            $    (8)       $   770
  Net loss.........................     --       --         --          --        --        --               (143)          (143)
                                     ---------  ------   -----------   ------   -------  ------------   -----------   -------------

Balance, December 31, 1995.........     --       --         5,333         53        725     --               (151)           627
  Issuance of warrant in exchange
    for financing services.........     --       --         --          --            4     --             --                  4
  Net loss.........................     --       --         --          --        --        --               (689)          (689)
                                     ---------  ------   -----------   ------   -------  ------------   -----------   -------------

Balance, December 31, 1996.........     --       --         5,333         53        729     --               (840)           (58)
  Convertible debentures exchanged
    for common stock...............     --       --         1,018         10        987     --             --                997
  Sales of common stock............     --       --         2,831         28      4,746     --             --              4,774
  Common stock issued in Fujitsu
    agreement......................     --       --            60          1        100     --             --                101
  Net loss.........................     --       --         --          --        --        --             (3,485)        (3,485)
                                     ---------  ------   -----------   ------   -------  ------------   -----------   -------------

Balance, December 31, 1997.........     --       --         9,242         92      6,562     --             (4,325)         2,329
  Sales of common stock
    (unaudited)....................     --       --         3,472         35      9,757     --             --              9,792
  Sales of preferred stock
    (unaudited)....................     1,500      15       --          --        2,810     --             --              2,825
  Deferred compensation related to
    stock options and warrants
    (unaudited)....................     --       --         --          --        2,599     (2,599)        --             --
  Deferred compensation expense
    (unaudited)....................     --       --         --          --        --           689         --                689
  Net loss (unaudited).............     --       --         --          --        --        --             (5,352)        (5,352)
                                     ---------  ------   -----------   ------   -------  ------------   -----------   -------------

Balance, June 30, 1998
  (unaudited)......................     1,500    $ 15      12,714       $127    $21,728    $(1,910)       $(9,677)       $10,283
                                     ---------  ------   -----------   ------   -------  ------------   -----------   -------------
                                     ---------  ------   -----------   ------   -------  ------------   -----------   -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                              DIGITAL RIVER, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                        FOR THE YEAR ENDED DECEMBER 31,  FOR THE SIX MONTHS ENDED
                                                                                                 JUNE 30,
                                                        -------------------------------  ------------------------
                                                          1995       1996       1997        1997         1998
                                                        ---------  ---------  ---------  -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
Operating activities:
  Net loss............................................  $    (143) $    (689) $  (3,485)  $  (1,176)   $  (5,352)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization.....................          5         35        195          59          259
    Deferred compensation expense.....................     --         --         --          --              689
    Common stock granted to Fujitsu...................     --         --            101      --           --
    Change in operating assets and liabilities;
      Accounts receivable and prepaid expenses........          1         (9)      (184)        (35)        (383)
      Accounts payable................................         (9)       108        607          50        1,124
      Accrued payroll and other accrued liabilities...          4         79        227          74          205
      Due to related party............................     --             67        (21)        (39)           9
                                                        ---------  ---------  ---------  -----------  -----------
        Net cash used in operating activities.........       (142)      (409)    (2,560)     (1,067)      (3,449)
                                                        ---------  ---------  ---------  -----------  -----------

Investing activities:
  Purchases of short-term investments.................     --         --         --          --           (4,894)
  Purchases of equipment..............................         (9)      (105)      (920)       (324)      (1,578)
  Patent acquisition costs............................        (41)       (28)       (64)        (42)         (23)
                                                        ---------  ---------  ---------  -----------  -----------
        Net cash used in investing activities.........        (50)      (133)      (984)       (366)      (6,495)
                                                        ---------  ---------  ---------  -----------  -----------

Financing activities:
  Sales of preferred and common stock.................     --         --          4,774       1,776       12,617
  Proceeds from convertible debentures................     --            998        147      --           --
  Payment of debt issuance costs and other............     --           (143)       (51)     --              (44)
                                                        ---------  ---------  ---------  -----------  -----------
        Net cash provided by financing activities.....     --            855      4,870       1,776       12,573
                                                        ---------  ---------  ---------  -----------  -----------

Net increase (decrease) in cash and cash
  equivalents.........................................       (192)       313      1,326         343        2,629

Cash and cash equivalents,
  beginning of period.................................        679        487        800         800        2,126
                                                        ---------  ---------  ---------  -----------  -----------

Cash and cash equivalents, end of period..............  $     487  $     800  $   2,126   $   1,143    $   4,755
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------

Noncash investing and financing activities:
  Convertible debentures exchanged for common stock,
    net of direct costs...............................  $  --      $  --      $     998   $     998    $  --
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Digital River, Inc., a Delaware corporation, and its wholly owned subsidiaries (collectively, the Company) have developed a technology platform that allows it to provide a suite of electronic commerce services to its software publisher and online retailer clients, including electronic software delivery. Through contractual relationships with software publishers and online retailers, the Company offers software products for sale via the Internet.

    The Company was incorporated in February 1994, and was considered a development stage company through August 1996. The Company conducted its first online sale through a clients' Web store in August 1996 and is still in the early stages of development. The Company has experienced significant losses since inception and has experienced significant negative cash flows from operations. The Company anticipates that operating expenses will continue to increase, resulting in continuing net losses and negative cash flows from operations for the foreseeable future.

    The Company's prospects must be considered in light of the risks frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. To address these risks, the Company must, among other things, maintain existing and develop new relationships with independent software publishers and online retailers, maintain and increase its client base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Digital River, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

    INTERIM FINANCIAL STATEMENTS

    The consolidated balance sheet as of June 30, 1998 and the related consolidated statements of operations and cash flows for the six months ended June 30, 1997 and 1998, and the consolidated statement of stockholders' equity (deficit) for the six months ended June 30, 1998 are unaudited. Such unaudited statements have been prepared on the same basis as the audited consolidated financial statements and in the opinion of management include all adjustments (consisting of only normal recurring adjustments) necessary for the fair presentation of the results for the interim periods presented. The results of operations for the unaudited six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire 1998 fiscal year.

    CASH AND CASH EQUIVALENTS

    The Company considers all short-term, highly liquid investments, primarily money market accounts, that are readily convertible into known amounts of cash and that have original maturities of three months or less to be cash equivalents.

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
    SHORT-TERM INVESTMENTS

    At June 30, 1998, short-term investments represent U.S. government treasury bills maturing in less than one year and classified as available-for-sale. At June 30, 1998, amortized cost approximated fair value and unrealized gains and losses were insignificant.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and is being depreciated under the straight-line method using lives of three to seven years. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Impairment losses are measured by comparing the fair value of the assets, as determined by discounting the future cash flows at a market rate of interest, to their carrying amount.

    PATENTS AND ORGANIZATION COSTS

    The costs of developing patents are amortized over a three-year period utilizing the straight-line method of amortization once the patent application is filed. Organization costs are being amortized using the straight-line method over five years. Patents and organizational costs are included in other assets on the accompanying consolidated balance sheets, net of accumulated amortization of $33,000, $104,000 and $138,000 as of December 31, 1996, 1997 and June 30,
1998.

    DEBT ISSUANCE COSTS

    Debt issuance costs represent direct financing costs incurred in 1996 to issue convertible debentures. These costs totalling $147,413 are included in other assets as of December 31, 1996 and were offset against paid-in capital upon the conversion of the convertible debentures to common stock in 1997.

    REVENUE RECOGNITION

    The Company derives its revenue primarily from sales of third-party software. The Company has contractual relationships with its software publisher and online retailer clients which obligate the Company to pay to the client a specified percentage of each sale. Revenues from the sale of software products, net of estimated returns, are recognized upon either the electronic delivery or shipment of the physical product to the end-user. The amount payable to the software publisher or online retailer is reported as cost of sales. The Company bears full credit risk with respect to substantially all sales. For sales on consignment, the Company takes title to merchandise, charges the customer's credit card and arranges for a third party to complete delivery to the customer. The Company is at risk of loss for collecting all sales proceeds, delivery of the merchandise and returns from customers. The Company records the full sales amount as revenue upon verification of credit card authorization and shipment of the merchandise. Sales to foreign clients accounted for 32% and 31% of sales for the years ended December 31, 1996 and 1997, respectively, and 31% and 33% for each of the six months ended June 30, 1997 and 1998. One client accounted for 18%

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
of sales for the year ended December 31, 1997. For the six months ended June 30, 1998 there were two significant clients which comprised 15% and 10% of sales for the period.

    ADVERTISING COSTS

    The costs of advertising are charged to sales and marketing expense as incurred. For the years ended December 31, 1996 and 1997, the Company incurred advertising expense of $7,000 and $292,000, respectively. No advertising expense was incurred in 1995. Advertising expense totalled $167,000 and $1,109,000 for the six months ended June 30, 1997 and 1998.

    PRODUCT DEVELOPMENT

    Costs associated with the development of new products and services are charged to operations as incurred. Those costs totalled $130,000, $230,000, and $1,393,000 for the three years ended December 31, 1995, 1996 and 1997, respectively. Product development costs totalled $368,000 and $946,000 for the six months ended June 30, 1997 and 1998, respectively.

    NET LOSS PER SHARE

    The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," during 1997. All prior loss per share amounts are presented in accordance with the new standard. Basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. The computation of diluted earnings per common share, formerly referred to as fully diluted earnings per share, is similar to the computation of basic loss per common share, except that the denominator is increased for the assumed conversion of convertible securities and the exercise of dilutive options using the treasury stock method. The weighted average shares used in computing basic and diluted loss per share were the same for the three years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998. Options, warrants and the Series A Preferred Stock totalling 0, 344,210, 1,056,642, 712,480 and 3,335,095 for the
three years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively, were excluded from the computation of earnings per share as their effect is antidilutive.

    Pro forma net loss per share, assuming the conversion of all shares of Series A preferred stock, issued in April 1998, into common stock upon the consummation of the initial public offering, was $(0.46) for the six months ended June 30, 1998.

    USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
    RECENT ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has released SFAS No. 130, "Reporting Comprehensive Income," effective for the fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display in the financial statements of total net income and the components of all other nonowner changes in equity, referred to as comprehensive income. The Company adopted SFAS No. 130 on January 1, 1998. There was no impact to the Company as a result of the adoption of SFAS No. 130, as there is no difference between the Company's net loss reported and the comprehensive net loss for SFAS No. 130 for the periods presented.

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position
(SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. The Company believes that the adoption of SOP 98-1 will have no material impact on its financial condition or results of operations.

    During April 1998, the Accounting Standards Executive Committee of the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires companies to expense as incurred all start-up, preopening, and organizational costs that are not otherwise capitalizable as long-lived assets. The Company believes that the adoption of SOP 98-5 will have no material impact on its financial condition or results of operations.

2. INCOME TAXES:

    Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates. No income taxes were paid in any of the years presented.

    As of December 31, 1997, the Company had net operating loss carryforwards of approximately $4,300,000. These income tax net operating loss carryforwards expire beginning in the year 2009. Because of the uncertainty of future profitability, a valuation allowance equal to the deferred tax asset has been recorded.

    The components of deferred income taxes are as follows:

                                                                               1996       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Net operating loss carryforwards...........................................  $     294  $   1,489
Nondeductible reserves and accruals........................................          3         11
Depreciation and amortization..............................................          5          5
Valuation allowance........................................................       (302)    (1,505)
                                                                             ---------  ---------
                                                                             $  --      $  --
                                                                             ---------  ---------
                                                                             ---------  ---------

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

2. INCOME TAXES: (CONTINUED)
    Ownership changes resulting from the conversion of debentures to common stock and the issuance of additional equity will limit future annual realization of the tax net operating loss carryforwards to a specified percentage of the value of the Company under Section 382 of the Internal Revenue Code.

3. STOCKHOLDERS' EQUITY:

    STOCK SPLITS


    The Company effected an 8-for-1 split of its common stock in September, 1997 in the form of a stock dividend and on July 14, 1998 the Company declared a 2-for-3 reverse stock split of its common stock, which was effected on August 11, 1998. All common share, per share and weighted average share information has been restated to reflect the splits.


    SERIES A PREFERRED STOCK

    Series A preferred stock is convertible into common stock on a 2-for-3 basis at the option of the holder. Upon the consummation of the Company's first underwritten stock offering, the Series A preferred stock will be automatically converted to common stock. Unaudited pro forma stockholders' equity reflects the assumed conversion of the preferred stock into common stock as of June 30, 1998.

    Each share of Series A preferred stock has voting rights equivalent to common shares. The Series A preferred stock also has a liquidation preference at a fixed amount over common shares. Dividends are payable only to the extent that dividends are declared on the Company's common stock.

    CONVERTIBLE DEBENTURES

    During 1996 the Company issued convertible debentures totalling $998,000. These debentures were converted to common stock in February 1997 at a conversion rate of $1.13 per share.

    WARRANTS

    Warrants to purchase 263,832 shares of common stock issued principally in conjunction with sales of common stock at exercise prices ranging from $1.13 to $3.00 per share were outstanding as of December 31, 1997. All warrants are exercisable for a period of five years from their respective purchase dates. Warrants to purchase 803,008 shares of common stock at exercise prices ranging from $1.13 to $3.00 per share were outstanding as of June 30, 1998.

    In connection with certain advisory services provided by the preferred stockholder to the Company, the Company issued a conditional warrant (the "Conditional Warrant") that is exercisable, at any time after the date of the Company's initial public offering and on or before the fifth anniversary of the initial public offering. If the Company consummates its initial public offering on or prior to December 31, 1998, the Conditional Warrant will represent the right to purchase 100,000 shares of Common Stock at $3.00 per share. If the Company consummates its initial public offering after December 31, 1998 but on or prior to March 31, 1999 at a price per share greater than $22.50, then the Conditional Warrant will represent the

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

3. STOCKHOLDERS' EQUITY: (CONTINUED)
right to purchase 33,333 Shares of Common Stock at $3.00 per share. The conditional warrant has been included in the outstanding warrants as of June 30, 1998.

4. STOCK OPTIONS:

    The Company's 1998 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors in June 1998 as an amendment and restatement of the Amended and Restated 1994 Stock Option Plan which had been adopted in 1997. The Option Plan provides for the granting of stock options to purchase up to 2,333,333 shares of common stock. Options granted to employees under the plan expire no later than ten years after the date of grant. The exercise price must be at least 100% of the fair market value of the shares at the date of grant for incentive options. The Option Plan covers both incentive and nonstatutory stock options. Incentive stock options granted to employees who immediately before such grant owned stock directly or indirectly representing more than 10% of the voting power of all the stock of the Company, expire no later than five years from the grant date unless the option exercise price is at least 110% of the fair market value of the stock.

    A summary of change in outstanding options under the Option Plan is as follows:

                                                                                      WEIGHTED
                                                                          OPTIONS      AVERAGE
                                                                        OUTSTANDING    $/SHARE
                                                                        -----------  -----------
Balance, December 31, 1995............................................      --        $  --
  Grants..............................................................     338,665         0.60
                                                                        -----------       -----

Balance, December 31, 1996............................................     338,665         0.60
  Grants..............................................................     496,817         1.66
  Cancelled...........................................................     (42,672)        1.69
                                                                        -----------       -----

Balance, December 31, 1997............................................     792,810         1.20
  Grants (unaudited)..................................................     768,611         3.18
  Cancelled (unaudited)...............................................     (29,334)        2.64
                                                                        -----------       -----
Balance, June 30, 1998 (unaudited)....................................   1,532,087    $    2.16
                                                                        -----------       -----
                                                                        -----------       -----

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

4. STOCK OPTIONS: (CONTINUED)
    A summary of information about stock options outstanding at December 31, 1997 is as follows:

                  OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
              ----------------------------   ------------------------
  EXERCISE      NUMBER      WEIGHTED AVG.      NUMBER       WEIGHTED
   PRICE      OUTSTANDING   LIFE REMAINING   EXERCISABLE   AVG. PRICE
------------  -----------   --------------   -----------   ----------
$   0.38         239,999        4 years        186,666       $0.38
    1.13         183,999        9 years         94,667        1.13
    1.69         342,142      9.5 years         --           --
    3.00          26,670       10 years         --           --
------------  -----------   --------------   -----------     -----
$  0.38-3.00     792,810        8 years        281,333       $0.63
------------  -----------   --------------   -----------     -----
------------  -----------   --------------   -----------     -----

    The Company recorded deferred compensation for the difference between the grant price and the deemed fair value of the Company's common stock on options to purchase 467,803 shares at exercise prices of $3.00 to $9.00 during May and June 1998.

    The Company has elected to apply the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, the Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of grant over the stock option exercise price. Had compensation costs for these plans been determined consistent with SFAS No. 123, the Company's net loss would have been adjusted to the following pro forma amounts:

                                                                               1996       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS,
                                                                               EXCEPT PER SHARE
                                                                                    DATA)
Net loss:
  As reported..............................................................  $    (689) $  (3,485)
  Pro forma................................................................       (704)    (3,565)

Basic and diluted net loss per share:
  As reported..............................................................      (0.13)     (0.46)
  Pro forma................................................................      (0.13)     (0.47)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used: risk-free interest rates of 6%; no expected dividends; expected lives of five years; and a volatility factor of 1.1 and .7 in 1996 and 1997, respectively. The weighted average fair value of the options granted in 1996 and 1997 was $.48 and $1.04, respectively.

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

5. RELATED-PARTY TRANSACTIONS:

    As of June 30, 1998, the Company's President owned 49% of Tech Squared, Inc. (Tech Squared) where he spends a portion of his time working as Tech Squared's Chairman. Tech Squared, through a wholly-owned subsidiary, holds an option to purchase 3,200,000 shares of the Company's common stock for $1.00 from the Company's President. The Company currently conducts its operations in leased facilities of Tech Squared. Rent and other direct expenses, including direct labor costs, paid to Tech Squared totalled $52,000 and $160,000 in 1996 and 1997, respectively. No amounts were due under this arrangement in 1995. Rent and other direct expenses totalled $48,000 and $124,000 for the six months ended June 30, 1997 and 1998.

    During 1997, Tech Squared began performing fulfillment services for Digital River on physical shipments of products, for which Digital River pays Tech Squared a fulfillment fee. In 1997, Tech Squared billed Digital River $8,000 for these services. For the six months ended June 30, 1997 and 1998, the Company was billed $0 and $47,000 for such services.

    In February 1998, two stockholders, one of which is a director of the Company, entered into an agreement with the Company whereby the stockholders will help establish and oversee the international operations for the Company for a term of three years. As consideration for entering into the agreement, the stockholders each received warrants to purchase 100,000 shares of common stock, at $3.00 per share. Deferred compensation has been reflected for the estimated fair value of the services and will be recognized over the term of the agreement.

6. COMMITMENTS AND CONTINGENCIES:

    In connection with an investment in the Company in 1994, Fujitsu Limited (Fujitsu) obtained certain rights with respect to the Company's common stock and the operations of the Company's business. In December, 1997, in exchange for the issuance of 60,000 shares of the Company's common stock, Fujitsu agreed to relinquish its rights with certain exceptions. Fujitsu retained the right to designate one member to the Company's board of directors as long as its ownership percentage is not less than 10% of the Company's common stock, retained its prior share registration rights and retained certain technology rights. In 1997, The Company recorded a charge to expense for the fair value of the common shares issued totalling $101,250, based upon the most recent private placement price per share of $1.69. As of June 30, 1998, Fujitsu held 16% of the common stock of the Company.

    The United States Department of State and Department of Commerce restrict the export of encrypting technology outside the United States. Although Digital River does not currently believe its method of conducting business is impacted to any significant degree by these restrictions, any significant change in these rules or interpretations or any failure by Digital River to comply with existing or future restrictions could have a material adverse impact on the business of Digital River.

    YEAR 2000 COMPLIANCE. The Company uses a significant number of computer software programs and operating systems in its internal operations. The use of computer programs that rely on two-digit date programs to perform computations and decision-making functions may cause computer systems to malfunction in the year 2000 and lead to significant business delays and disruptions. While the Company believes that the software applications that it uses or has developed are year 2000 compliant, to the extent

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES: (CONTINUED) that any of these software applications contain source code that is unable to appropriately interpret the upcoming calendar year 2000, some level of modification or possible replacement of such source code or applications will be necessary. The Company has analyzed the software applications that it uses or has developed and, as a result, the Company at this time does not anticipate any significant expense in ensuring that they are year 2000 compliant. However, until the year 2000 arrives, the Company cannot be absolutely certain that its analysis is correct. The Company is currently unable to predict the extent to which the year 2000 issue will affect its clients or suppliers, or the extent to which it would be vulnerable to any failure by the clients or suppliers to remediate any year 2000 issues on a timely basis. The failure of a client or a major supplier subject to the year 2000 to convert its systems on a timely basis or a conversion that is incompatible with the Company's systems could have a material adverse effect on the Company's business, financial condition and results of operations. In addition the Company's business, financial condition and results of operations may be materially adversely affected to the extent its end-users are unable to use their credit cards due to the year 2000 issues that are not rectified by their credit card vendors.

7. SUBSEQUENT EVENT (UNAUDITED):


    The Company has filed with the Securities and Exchange Commission a Form S-1 Registration Statement for the sale of 3,000,000 shares of common stock (excluding the underwriter's overallotment option to purchase an additional 450,000 shares of common stock). The proceeds from the offering will be used for general corporate purposes, including continued investment in product development, expansion of sales and marketing activities and working capital.

                                [Illustrations]

               PICTORIAL DEPICTION OF THE DIGITAL RIVER CLIENT
               NETWORK, DEPICTING HOW END-USERS ARE CONNECTED TO
               DIGITAL RIVER'S CNS THROUGH EITHER SOFTWARE
               PUBLISHER OR ONLINE RETAILER CLIENTS.

-------------------------------------------
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                                     -------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          6
Use of Proceeds................................         17
Dividend Policy................................         17
Capitalization.................................         18
Dilution.......................................         19
Selected Consolidated Financial Data...........         20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         21
Business.......................................         28
Management.....................................         39
Certain Transactions...........................         47
Principal Stockholders.........................         51
Description of Capital Stock...................         53
Shares Eligible for Future Sale................         55
Underwriting...................................         57
Legal Matters..................................         58
Experts........................................         58
Additional Information.........................         59
Index to Consolidated Financial Statements.....        F-1


                                 --------------


    UNTIL SEPTEMBER 5, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                3,000,000 SHARES


                                      [LOGO]

                                  COMMON STOCK

                                ----------------

                              P R O S P E C T U S
                                ----------------

                                 BT ALEX. BROWN

                         BANCAMERICA ROBERTSON STEPHENS

                            BEAR, STEARNS & CO. INC.


                                August 11, 1998


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